                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              THE JUDGE GROUP, INC.
                NOT OWNED BY JUDGE GROUP ACQUISITION CORPORATION
                                       AT
                                 $1.05 PER SHARE
                                       BY
                       JUDGE GROUP ACQUISITION CORPORATION



--------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JUNE 16, 2003, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

                  Judge Group Acquisition Corporation, a newly formed Pennsylvania corporation (the "Purchaser") currently owned by Martin E. Judge, Jr. ("Mr. Judge"), Chairman of the Board and Chief Executive Officer of The Judge Group, Inc. ("Judge Group") and Michael A. Dunn ("Mr. Dunn"), President and a Director of Judge Group, is offering to purchase ("the Offer" or "Offer to Purchase") at a price of $1.05 per share (the "Offer Price") all outstanding shares of common stock of Judge Group (the "Shares") not currently owned by the Continuing Shareholders (as defined below), on the terms and subject to the conditions specified in this Offer to Purchase and related letter of transmittal. Immediately preceding the closing of the Offer, Purchaser will be owned by Mr. Judge, Mr. Dunn and certain employees, including officers and directors of Judge Group, certain of their respective family members and affiliates and other non-employees and non-family members (collectively referred to herein as "Continuing Shareholders") (See Section 8 "Certain Information Concerning Continuing Shareholders and Purchaser" beginning on page 59 and Schedule B).

                  The Offer is conditioned on, among other things, (i) the tender in this offer of at least a majority of the outstanding Shares, excluding shares beneficially owned by Continuing Shareholders and the executive officers of Judge Group (the "Majority of the Minority Condition"), (ii) the tender in this offer of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Judge Group common stock (the "Minimum Tender Condition"), and (iii) a special committee of independent directors of Judge Group (the "Special Committee") not having modified or withdrawn its recommendation to shareholders of Judge Group. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. Together, Continuing Shareholders and their affiliates currently own approximately 62.58% of the outstanding common stock of Judge Group. This Offer is also subject to certain other conditions described in
Section 11, "The Offer-Certain Conditions of the Offer" beginning on page 67.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

                  Any Judge Group shareholder desiring to tender all or any portion of such shareholder's Shares should, as applicable, (1) complete and sign the letter of transmittal which is filed as an exhibit to the Schedule TO (the "Letter of Transmittal") or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal or such facsimile with such shareholder's certificate(s) for the tendered Shares and any other required documents, (2) follow the procedure for book-entry transfer of Shares set forth in Section 3, "The Offer-Procedures for Tendering Shares," or (3) request their broker, dealer, commercial bank, trust company or other nominee to tender their Judge Group Shares for them. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Shares as the registered shareholder if they desire to tender those Shares.

                  A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3, "The Offer-Procedures for Tendering Shares."

                  Questions and requests for assistance may be directed to StockTrans, Inc., as Information Agent (the "Information Agent") for this Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks or trust companies holding your Shares.

               THE DATE OF THIS OFFER TO PURCHASE IS MAY 19, 2003.

                               SUMMARY TERM SHEET

                  This summary highlights important and material information from this Offer to Purchase but is intended to be an overview only. Purchaser urges you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. Purchaser has included section references to direct you to a more complete description of the topics contained in this summary.

                  o Purchaser is offering to buy all of the outstanding Shares of common stock of Judge Group not owned by the Continuing Shareholders (the "Shares"). See Section 8 "The Offer-Certain Information Concerning Continuing Shareholders and Purchaser" beginning on page 59. The tender price is $1.05 per Share (the "Offer Price") in cash, without interest, less any required withholding taxes. See Section 1, "The Offer-Terms of the Offer," beginning on page 46 for a description of the terms of the Offer.

                  o Currently, the Continuing Shareholders own approximately 62.58% of the outstanding Shares of Judge Group. All of these Shares will be contributed to Purchaser immediately prior to the consummation of the Offer. See
                        Section 8, "The Offer-Certain Information Concerning Continuing Shareholders and Purchaser", beginning on page 59 and Schedule B for more information on the security holdings of the Continuing Shareholders.

                  o The Offer is conditioned on, among other things:

                        o At least a majority of the Shares outstanding as of May 19, excluding Shares beneficially owned by Continuing Shareholders and the executive officers of Judge Group, are tendered in the Offer (the "Majority of the Minority Condition"). According to information provided by Judge Group to Purchaser, as of May 19, 2003, there were approximately 13,462,382 Shares outstanding. Based on the foregoing information provided by Judge Group to Purchaser, the tender of approximately 2,504,030 Shares held by shareholders other than Continuing Shareholders and Judge Group's executive officers will satisfy the Majority of the Minority Condition;

                        o After Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Shares (the "Minimum Tender Condition"). Based on the information provided by Judge Group, if Purchaser was to purchase approximately 2,345,081 Shares pursuant to the Offer, the Minimum Tender Condition would be met. If the Majority of the Minority Condition is satisfied, the Minimum Tender Condition will also be satisfied.

                        o The special committee of independent directors of Judge Group ("Special Committee") not having modified or withdrawn its recommendation to shareholders that they tender their Shares in the Offer; and

                        See Section 11, "The Offer-Certain Conditions of the Offer," beginning on page 64 for a complete description of all of the conditions to which the Offer is subject.

                  o This is a "going private" transaction. If the tender offer is successful Purchaser will immediately cause Judge Group to merge with Purchaser (the "Merger") and, as a result:

                        o Continuing Shareholders, through Purchaser, will own all of the equity interests in Judge Group;

                        o You will no longer have any interest in Judge Group's future earnings or growth;

                        o Judge Group will no longer be a public company and its financial statements will no longer be publicly available;

                        o Judge Group common stock would no longer trade on The Nasdaq Small Cap Market. See Section 14, "The Offer-Certain Effects of the Offer," beginning on page 69; and

                        o Judge Group will be highly leveraged with debt incurred to finance the transaction.

                  o Purchaser will pay to those shareholders who do not tender their shares and do not exercise their dissenters' rights the same consideration in the Merger as Purchaser pays in the Offer. See Section 9, "The Offer-Merger, Dissenters' Rights; Rule 13e-3," beginning on page 60.

                  o Shareholders who sell their Shares in the Offer will receive cash for their Shares sooner than shareholders who wait for the Merger to occur. But shareholders who sell their Shares in the Offer will not be entitled to assert dissenters' rights and seek to obtain payment of the fair value of their Shares under Pennsylvania law. Any shareholders who do not tender their Shares and dissent from the Merger may exercise dissenters' rights in accordance with Subchapter D of the Pennsylvania Business Corporation Law ("PBCL"). See Section 9, "The Offer-Merger; Dissenters' Rights; Rule 13e-3," beginning on page 60 and Schedule A for more information on dissenters' rights.

                  o The Special Committee has recommended that the shareholders tender their Shares in the Offer and it is a waivable condition to the Offer that the Special Committee not modify or withdraw its recommendation to shareholders. See Section 11, "The Offer-Certain Conditions of the Offer," beginning on page 64.

                  o Purchaser has been advised that all of the executive officers and directors of Judge Group who are not also Continuing Shareholders, as well as Investec (financial adviser to Purchaser) and certain of its principals who are each Judge Group shareholders, each intend to tender their Shares in the Offer. See Section 7, "The Offer-Certain Information Concerning Judge Group," beginning on page 56.

                  o Continuing Shareholders and Purchaser believe that the Offer and the Merger are both substantively and procedurally fair to Judge Group's shareholders who are not affiliated with the Continuing Shareholders. Continuing Shareholders and Purchaser base their belief on the following factors:

                        o The Offer represents a 16.67% premium over the closing price on May 16, 2003 of Judge Group common stock, the last full trading day before public announcement of the Offer, a 34.62% premium over the closing price of Judge Group's common stock on April 10, 2003, the last full trading day before the public announcement that the Purchaser intended to make an offer at $0.95 a share and a 50% premium over the closing price on March 21, 2003 of Judge Group common stock, the last full trading day before the public announcement of the Purchaser's proposal to take Judge Group private, a 52.78% premium over the average closing price since January 1, 2003 of Judge Group common stock, a 51.49% premium over the average closing price since November 1, 2002 of Judge Group common stock, and a 36.59% premium over the average closing price for the twelve-month period ended March 21, 2003 of Judge Group common stock;

                        o The ability of each shareholder to evaluate the Offer and individually determine whether to tender Shares in the Offer;

                        o The recent limited trading volume in the Shares and the ability of each shareholder to obtain liquidity for his, her or its Shares prior to the Shares of Judge Group potentially being delisted from The Nasdaq Small Cap Market;

                        o The significant increased costs and burdens of operating as a public company after the passage of the Sarbanes Oxley Act of 2002 (and various rules promulgated by the Securities and Exchange Commission (the "SEC") thereunder)

                        o The shifting of the risk of the future financial performance of Judge Group and future economic conditions entirely to the Continuing Shareholders and Purchaser;

                        o     The Majority of the Minority Condition;

                        o     The Minimum Tender Condition;

                        o The ability of shareholders to exercise dissenters' rights in the Merger if they choose;

                        o The recommendation by the Special Committee of Judge Group that shareholders accept the Offer; and

                        o The receipt by the Special Committee of a fairness opinion from Legg Mason Wood Walker, Incorporated, ("Legg Mason") that the Offer Price is fair to shareholders other than Continuing Shareholders from a financial point of view.

                        See "SPECIAL FACTORS-Purchaser's Position Concerning the
                       Fairness of the Offer and Merger."

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

                  o     WHO IS OFFERING TO BUY MY SECURITIES?

                        Judge Group Acquisition Corporation, a Pennsylvania corporation which will be wholly owned by Continuing Shareholders and was formed for the purpose of making the Offer, is offering to buy your Shares as described in this document. The Continuing Shareholders own 8,424,825 Shares, which represents approximately 62.58% of outstanding Judge Group common stock. All of these Shares will be contributed to Judge Group Acquisition Corporation immediately prior to consummation of the Offer and prior to the Merger. See Section 8, "The Offer--Certain Information Concerning Continuing Shareholders and Purchaser," and Schedule B for further information about Purchaser and Continuing Shareholders.

                  o WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

                        Purchaser is offering to buy all of the Shares of common stock of Judge Group not currently owned by Purchaser or the Continuing Shareholders. For information about the conditions to the Offer, see Section 11, "The Offer--Certain Conditions of the Offer."

                  o HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

                        Purchaser is offering to pay $1.05 in cash for each Judge Group Share not owned by Continuing Shareholders. See Section 1, "The Offer--Terms of the Offer," for information about the terms of the Offer.

                  o     DOES PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE
                        PAYMENT?

                        Purchaser has obtained a financing commitment from PNC Bank, National Association ("PNC Bank") to provide funds for the Offer. The financing will be secured by assets of Judge Group upon completion of the Offer and the Merger. There is a possibility that Purchaser will not obtain such funds due to various conditions in the commitment letter not being met. See Section 10, "The Offer--Source and Amount of Funds."

                  o     WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

                        The Offer is conditioned on, among other things, (i) satisfaction of the Majority of the Minority Condition which requires the tender of at least a majority of the outstanding Shares, excluding Shares beneficially owned by Continuing Shareholders and the executive officers of Judge Group; (ii) the satisfaction of the Minimum Tender Condition, which requires the tender of sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Judge Group common stock, and (iii) the Special Committee not having modified or withdrawn its recommendation that shareholders tender their Shares in this Offer. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. See "Introduction" and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject.

                  o     WHY IS PURCHASER MAKING THIS OFFER?

                        The purpose of the Offer and the Merger is to enable the Continuing Shareholders, through Purchaser, to acquire the entire equity interest in Judge Group. The Continuing Shareholders believe that it is in the best long-term interest of Judge Group and its shareholders, employees, customers, suppliers and creditors to consummate the Offer since, among other reasons, being a private company will allow Judge Group's management to focus on long-term business goals and eliminate disclosure burdens and costs associated with being a public company subject to applicable federal securities laws and regulations. See "SPECIAL FACTORS--Reasons for and Purpose of the Offer and the Merger", and "SPECIAL FACTORS--Purchaser's Plans for Judge Group."

                  o     IS THIS OFFER SUPPORTED BY THE JUDGE GROUP BOARD OF
                        DIRECTORS?

                        The Special Committee has recommended that shareholders tender their Shares in the Offer. Judge Group has prepared a Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of Judge Group's board of directors, including a discussion of the opinion of Legg Mason Wood Walker, Incorporated, delivered to the Special Committee that, as of May 16, 2003, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Offer Price to be received in the Offer and the Merger, considered as a single transaction, was fair, from a financial point of view, to the Judge Group shareholders being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to shareholders concurrently with this document. A discussion of the recommendation is also included in this Offer. See "SPECIAL FACTORS--Background of the Offer" and "SPECIAL
                        FACTORS--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

                  o IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

                        If you do not tender your Shares, the Offer might not be consummated because Purchaser may not be able to satisfy either the Majority of the Minority Condition or the Minimum Tender Condition. If either of these conditions is not satisfied, Purchaser will not acquire any Shares through this Offer. If the Offer is not consummated, you will remain a shareholder of Judge Group. If you do not tender your Shares and Purchaser consummates the Offer, Purchaser will effect the Merger without the vote or approval of Judge Group's shareholders, and your shares will be subject to the Merger, as a result of which, you will be entitled to receive $1.05 in cash or have the option of seeking dissenters' rights. See "Questions and Answers About the Tender Offer--If Purchaser Consummates the Tender Offer, What Are Its Plans with Respect to All of the Shares that Are Not Tendered in the Offer?" on page 10.

                  o HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

                        You may tender your Shares under the Offer until 12:00 midnight, Eastern Standard Time, on June 16, 2003, which is the scheduled expiration date of the Offer, unless Purchaser decides to extend the Offer. See Section 3, "The Offer--Procedure for Tendering Shares," for information about tendering your shares.

                  o CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

                        Yes, Purchaser may elect to extend the Offer. Purchaser can do so by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day following the scheduled expiration date of the Offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See Section 1, "The Offer--Terms of the Offer," for information about extension of the Offer.

                  o     WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

                        If you are the record owner of your Shares and you tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer--Procedures for Tendering Shares."

                  o HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

                        If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the Shares you sell in the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5, "The Offer--Certain Federal Income Tax Consequences of the Offer."

                  o     HOW DO I TENDER MY SHARES?

                        If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your stock certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name" you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is June 16, 2003, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3, "The Offer--Procedures for Tendering Shares," for more information on the procedures for tendering your shares.

                  o     UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED
                        SHARES?

                        The tender of your shares may be withdrawn at any time before the expiration date of the Offer. See Section 4, "The Offer--Rights of Withdrawal," for more information.

                  o     HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

                        You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4, "The Offer--Rights of Withdrawal."

                  o WHAT ARE PURCHASER'S PLANS WITH RESPECT TO JUDGE GROUP'S EMPLOYEES?

                        Purchaser believes that Judge Group's key employees are important to the success of Judge Group's business and operations and the interests of employees and improving the ability to attract, retain and incentivize employees is one of the reasons Purchaser is making the Offer. Purchaser plans to provide a new incentive plan to key Judge Group employees following completion of the Offer and the Merger. At this time, Purchaser has not finalized any particular incentive plans, but Purchaser intends to minimize disruption to Judge Group team as a result of the Offer and the Merger.

                  o WHAT EFFECT DOES THE OFFER HAVE ON OUTSTANDING OPTIONS TO PURCHASE SHARES OF JUDGE GROUP STOCK?

                        Any options to purchase Shares of Judge Group which remain unexercised will be cancelled immediately prior to the consummation of the Offer. The vesting schedules of any options which are not currently vested will not be adjusted in connection with the Offer. Holders of vested options who exercise such options may tender the Shares underlying such options in the Offer and receive the Offer Price for such Shares.

                        Continuing Shareholders hold vested options to purchase an aggregate of 30,000 Shares of common stock of Judge Group with exercise prices less than the Offer Price. If these options are exercised prior to the consummation of the Offer, such Continuing Shareholders would receive an aggregate amount of $8,950.


                  o IF PURCHASER CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL OF THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

                        If the Offer is successful, Purchaser will cause Purchaser to merge with and into Judge Group and pay to Judge Group shareholders who have not tendered their Shares the same consideration Purchaser paid for Shares in the Offer. Judge Group shareholders who do not tender their Shares in the Offer will have a right to dissent and demand payment of the fair value of their Shares under Pennsylvania law. In no event will Purchaser complete the tender offer if either of the Majority of the Minority Condition or the Minimum Tender Condition is not satisfied. See Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3" for more information concerning the Merger and exercising dissenters' rights and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject.

                  o WHEN DOES PURCHASER EXPECT TO COMPLETE THE OFFER AND THE MERGER?

                        Purchaser hopes to complete the Offer on June 16, 2003, the initial scheduled expiration date. However, Purchaser may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled expiration date or if Purchaser is required to extend the Offer by the rules of the SEC. Purchaser expects to complete the Merger on the same day as, or as soon as practicable following the completion of the Offer. See
                        Section 1, "The Offer--Terms of the Offer," and Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3."

                  o WILL I HAVE THE RIGHT TO ASSERT DISSENTERS' RIGHTS FOR MY JUDGE GROUP SHARES?

                        If you do not tender your Shares in the Offer and the Merger is consummated, you will have a statutory right to dissent and demand payment of the fair value of your Shares plus accrued interest, if any, from the date of the Merger in accordance with Pennsylvania law. If you tender your Shares in the Offer, you will not be entitled to exercise statutory dissenters' rights under Pennsylvania law and will not have the right to demand payment of fair value for your Shares under Pennsylvania law. The value received upon exercise of dissenters' rights may be more than, less than or the same as the cash consideration Purchaser pays in the Offer and the Merger. See Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3" and Schedule A.

                  o     WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT
                        DATE?

                        On March 21, 2003, the last full trading day prior to the public announcement of Purchaser's intention to take Judge Group private at a price of $0.82 per share, the last reported closing price on The Nasdaq Small Cap Market was $0.70 per share of Judge Group common stock. On April 10, 2003, the last full trading day prior to the public announcement of Purchaser's intent to make an offer of $0.95, the last reported closing price on The Nasdaq Small Cap Market was $0.78 per share of Judge Group common stock. On May 16, 2003, the last full trading day before commencement of the Offer, the last reported closing price was $0.90 per share of Judge Group common stock. The average closing price since January 1, 2003, has been $0.69 per share of Judge Group common stock. The average closing price since November 1, 2002, has been $0.69 per share of Judge Group common stock. The average closing price since March 21, 2002 has been $0.77 per share of Judge Group common stock. You should obtain a recent market quotation for Shares of the common stock of Judge Group in deciding whether to tender your Shares. See Section 6, "The Offer--Price Range of Shares; Dividends; Ownership of and Transactions in Shares," for recent high and low sales prices for the Shares.

                  o     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER
                        OFFER?

                        If you have questions or you need assistance you should contact StockTrans, Inc., the Information Agent for the Offer, at the following address and telephone number:
                        StockTrans, Inc, Attn: Judge Tender Offer, 44 West Lancaster Avenue, Ardmore, PA 19003 (610) 649-7300 or
                        (800) 733-1121.

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                                TABLE OF CONTENTS

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
IMPORTANT.........................................................................................................2

SUMMARY TERM SHEET................................................................................................2

SPECIAL FACTORS..................................................................................................16

THE OFFER........................................................................................................46

1.       TERMS OF THE OFFER......................................................................................46

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...........................................................48

3.       PROCEDURES FOR TENDERING SHARES.........................................................................49

4.       RIGHTS OF WITHDRAWAL....................................................................................53

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER....................................................54

6.       PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES...............................55

7.       CERTAIN INFORMATION CONCERNING JUDGE GROUP..............................................................56

8.       CERTAIN INFORMATION CONCERNING CONTINUING SHAREHOLDERS AND PURCHASER....................................59

9.       MERGER; DISSENTERS' RIGHTS; RULE 13e-3..................................................................60

10.      SOURCE AND AMOUNT OF FUNDS..............................................................................62

11.      CERTAIN CONDITIONS OF THE OFFER.........................................................................64

12.      DIVIDENDS AND DISTRIBUTIONS.............................................................................67

13.      CERTAIN LEGAL MATTERS...................................................................................67

14.      CERTAIN EFFECTS OF THE OFFER............................................................................69

15.      FEES AND EXPENSES.......................................................................................71

16.      MISCELLANEOUS...........................................................................................71


            TO THE HOLDERS OF COMMON STOCK OF THE JUDGE GROUP, INC.:

                                  INTRODUCTION

                  Judge Group Acquisition Corporation, a newly formed Pennsylvania corporation (the "Purchaser") currently owned by Martin E. Judge, Jr. ("Mr. Judge"), Chairman of the Board and Chief Executive Officer of The Judge Group, Inc. ("Judge Group") and Michael A. Dunn ("Mr. Dunn"), President and a Director of Judge Group, is offering to purchase (the "Offer") at a price of $1.05 per share (the "Offer Price") all outstanding shares of common stock of Judge Group (the "Shares") not currently owned by the Continuing Shareholders (as defined below), on the terms and subject to the conditions specified in this Offer to Purchase and related letter of transmittal which is filed as an exhibit to the Schedule TO (the "Letter of Transmittal"). Immediately preceding the closing of the Offer, Purchaser will be owned by Mr. Judge, Mr. Dunn and certain employees, including officers and directors of Judge Group, certain of their family members and affiliates and other non-employees and non-family members (collectively referred to herein as "Continuing Shareholders") (See Section 8 "Certain Information Concerning Continuing Shareholders" beginning on page 59 and Schedule B).

                  The Offer represents a 16.67% premium over the closing price on May 16, 2003 of Judge Group common stock, the last full trading day before public announcement of the Offer, a 34.62% premium over the closing price of Judge Group's common stock on April 10, 2003, the last full trading day before the public announcement that the Purchaser intended to make an offer at $0.95 a Share and a 50% premium over the closing price on March 21, 2003 of Judge Group common stock, the last full trading day before the public announcement of Purchaser's proposal to take Judge Group private, a 52.78% premium over the average closing price since January 1, 2003 of Judge Group common stock, a 51.49% premium over the average closing price since November 1, 2002 of Judge Group common stock, and a 36.59% premium over the average closing price for the twelve-month period ended March 21, 2003 of Judge Group common stock.

                  If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Shareholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. Purchaser will pay all charges and expenses of StockTrans, Inc., as Depositary (the "Depositary"), and StockTrans, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

                  THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) THE TENDER OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF JUDGE GROUP; EXCLUDING SHARES BENEFICIALLY OWNED BY CONTINUING SHAREHOLDERS AND THE EXECUTIVE OFFICERS OF JUDGE GROUP (THE "MAJORITY OF THE MINORITY CONDITION"); (2) THE TENDER OF A SUFFICIENT NUMBER OF SHARES PURSUANT TO THIS OFFER SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, PURCHASER WOULD OWN AT LEAST 80% OF THE THEN OUTSTANDING JUDGE GROUP COMMON STOCK (THE "MINIMUM TENDER CONDITION") AND (3) THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF JUDGE GROUP NOT HAVING MODIFIED OR WITHDRAWING ITS RECOMMENDATION TO SHAREHOLDERS OF JUDGE GROUP. IN NO EVENT MAY THE MAJORITY OF THE MINORITY CONDITION OR THE MINIMUM TENDER CONDITION BE WAIVED.

                  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                  Together, Continuing Shareholders and their affiliates currently own approximately 62.58% of the outstanding common stock of Judge Group. This Offer is also subject to certain other conditions described in
Section 11, "The Offer--Certain Conditions of the Offer." According to information provided by Judge Group to Purchaser, as of May 19, 2003, there were approximately 13,462,382 Shares of Judge Group common stock outstanding. Based on the foregoing, if Purchaser was to purchase approximately 2,504,030 Shares pursuant to the Offer, both the Majority of the Minority and the Minimum Tender Condition would be met. Based on information provided by Judge Group to Purchaser, as of April 1, 2003, the executive officers and directors of Judge Group (other than Continuing Shareholders), as a group, held, approximately 118,088 Shares. As of the date hereof, Purchaser has been advised that all executive officers and directors who are not also Continuing Shareholders intend to tender their Shares in the offer.

                  The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Judge Group. If the Offer is successful, Purchaser will cause Purchaser to merge Judge Group into Purchaser in a short-form merger (the "Merger"). In the Merger, each outstanding Share (other than Shares held by Judge Group shareholders who dissent from the Merger and perfect their dissenters' rights under the Pennsylvania Business Corporation Law (the "PBCL")) will be converted into the right to receive in cash an amount equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares. Under the PBCL, if Purchaser owns at least 80% of the outstanding Shares, Purchaser can consummate the Merger without a vote of Judge Group shareholders. See Section 8, "The Offer--Merger; Dissenters' Rights; Rule 13e-3." As a result of the Offer and the Merger, Judge Group would be wholly owned by Purchaser and Purchaser would request that the common stock of Judge Group be delisted from The Nasdaq Small Cap Market.

                  The Judge Group board of directors appointed a special committee of independent directors (the "Special Committee") authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Judge Group board of directors should take in connection with the "Solicitation/Recommendation Statement on Schedule 14D-9" (the "Schedule 14D-9") that must be filed with the SEC and that must be provided to Judge Group shareholders. The Special Committee has recommended that shareholders tender their Shares in the Offer. The Schedule 14D-9 is being filed contemporaneously with this Offer to Purchase. Purchaser encourages you to review carefully the
Schedule 14D-9 when it becomes available.

                  This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding Purchaser's intent, belief or current expectations of, including statements concerning Purchaser's plans with respect to, the acquisition of all of the Shares. Examples of forward-looking statements include: pro forma financial statements and projections relating to revenues, operating expenses, income from operations, net income or loss, cash flows from operations, total assets, earnings or loss per share, financial condition, future share price or value, and other financial items, including the information under the caption "Financial Projections." Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

                  o Competitive factors in the industries in which Judge Group operates;

                  o The ability to execute fully Purchaser's business strategy after taking Judge Group private;

                  o     The ability to attain estimated expense savings;

                  o The ability to attract and place qualified technical consultants;

                  o The ability to implement the controls necessary to reduce costs and improve revenues;

                  o General economic, capital market and business conditions;

                  o Terrorist attacks on the United States or international targets;

                  o     Changes in government regulation;

                  o Changes in The Nasdaq Stock Market, Inc. listing requirements;

                  o Changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

                  o The ability to repay the debt financing incurred to complete the Offer and the Merger and to operate the business in compliance with the operating covenants of the bank loan agreements;

                  o Whether the Majority of the Majority Condition and the Minimum Tender Condition will be met;

                  o Ability to meet the financial projections which were furnished to Legg Mason Wood Walker, Incorporated; and

                  o The risks and uncertainties described in Judge Group's SEC filings.

                  There may also be other factors that are currently not identifiable or quantifiable, but may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. Purchaser is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future results, or for any other reason.

                  The information contained in this Offer to Purchase concerning Judge Group was obtained from publicly available sources or made available by Judge Group to Purchaser. Purchaser does not take any responsibility for the accuracy of such information.

                  THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JUNE 16, 2003, UNLESS PURCHASER EXTENDS IT.

                  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

                  In February 1997, Judge completed an initial public offering of 3,650,000 Shares of common stock (650,000 shares sold by certain selling shareholders, including 270,000 Shares sold by Mr. Judge) at $7.50 per Share. After the initial public offering, including exercise by the underwriters of their overallotment option and the conversion of Shares of Judge Imaging Systems, Inc. ("JIS") into common Shares of Judge Group pursuant to merger of JIS into a wholly-owned subsidiary of Judge Group, Mr. Judge owned 6,112,599 Shares of common stock of Judge Group (approximately 45.8% of the then outstanding Shares of Judge Group), of which 5,608,050 Shares were held directly and 504,569 Shares were held by Takema Ltd, L.P., a Delaware limited partnership of which Mr. Judge is the general partner. In addition, at that time, Mr. Dunn directly owned 1,757,800 Shares of Judge Group common stock and had sole dispositive powers over 202,247 held by The Michael A. Dunn Descendants' Trust (approximately 11.0% of the then outstanding Shares of Judge Group). As of the date of this Offer, Messrs. Judge and Dunn and the other Continuing Shareholders own in the aggregate approximately 62.58% of the outstanding common stock of Judge Group. Shortly after the initial public offering, Judge Group's stock declined by almost one-half to a price of $3.12. The price climbed back slowly, but never regained its $7.50 offering price.

                  One of the factors believed by the management of Judge Group to have led to the depressed stock price was the failure to achieve profitability in Judge Group's Information Systems division, which sold hardware and software and installed networks. While the Information Systems division historically accounted for only approximately 20% of Judge Group's revenue, its costs exceeded its revenues every quarter following Judge Group's initial public offering. By June of 1999, the division's losses exceeded the gains in other divisions of Judge Group. Judge Group therefore sold this division in a series of four sales from May 1999 through August 1999, believing that the sale of the division was in the best interests of Judge Group and would increase shareholder value. Subsequent to the sale of the division, the stock price did not improve despite increased profits from the time of the sale of the division through the first quarter of 2001, when the general economy's negative effect on the job market began to affect demand for staffing services.

                  On February 12, 2001, Judge Group engaged Investec, Inc., an investment banking firm familiar with the IT staffing industry ("Investec"), to assist the management of Judge Group in building the financial fundamentals of Judge Group as well as gaining market recognition for these initiatives. Over the subsequent 18 months, Investec advised the management on a number of issues including: strategic planning; focusing on core business units; eliminating unnecessary costs; improving gross and operating margins; and analyzing acquisition and merger opportunities. Certain principals of Investec own Shares of Judge Group and have indicated that they intend to tender their shares in the Offer. In addition, Investec, affiliates of Investec and three employees of Investec hold warrants to purchase an aggregate 100,000 Shares at an exercise price of $0.75 per Share. Investec, affiliates of Investec, and such employees have indicated they intend to exercise the warrants and tender the Shares in the Offer.

                  Since the first quarter of 2001, Judge Group's quarterly revenues have declined from approximately $30 million for the three months ended March 31, 2001 to approximately $20 million for the three months ended March 31, 2002 and were approximately $20.7 million for the three months ended March 31, 2003. Similarly, Judge Group's profits have been declining over this period and Judge Group has not been profitable for four of the seven quarters after June 30, 2001. Further, no quarterly profit was over $93,000 during this period. The reason for the drop in revenues and profitability is primarily attributed to a recession in the general economy over this period, an increase in unemployment and a resulting drop in demand for staffing services. During this period the management of Judge Group carried out a number of measures aimed at cutting costs within the organization, including making significant staff reductions, reducing capital expenditures, and reducing the amount of office space leased by Judge Group.

                  Despite these efforts, from January 2001 through December 2002, the Share price of Judge Group declined from a peak of $1.70 on July 20, 2001 to a low of $0.51 on December 21, 2002.

                  In February 2002, Judge Group received notification from The Nasdaq Stock Market, Inc., that Judge Group's common stock would be delisted from The Nasdaq National Market unless the stock closed above $1.00 per Share for at least 10 consecutive days. On November 21, 2002, Judge Group's common stock ceased trading on The Nasdaq National Market and began trading on The Nasdaq Small Cap Market. Until the announcement of the Offer, Judge Group's stock price had not traded above $1.00 since June 7, 2002.

                  Following this notification from the Nasdaq Stock Market, Inc. the management of Judge Group began considering additional strategic alternatives for the company. The board of directors did not at any time prior to November 2002 believe that it was necessary to actively seek out strategic alternatives to Judge Group remaining an independent public company, and prior to November 2002, Judge Group had no plans or proposals relating to an extraordinary transaction.

                  On November 19, 2002 Mr. Judge met with Investec to discuss strategic alternatives for Judge Group. At that meeting the parties discussed whether remaining as an independent public company was the best course of action for Judge Group and its shareholders and whether it was appropriate to investigate alternatives to attempt to maximize shareholder value.

                  At a special meeting of the board of directors called by Mr. Judge and held on December 18, 2002, Investec informed the members of the board that a possible strategic alternative designed to enhance shareholder value which they should consider was a going private transaction led by Messrs. Judge and Dunn, and Messrs. Judge and Dunn requested that Investec be authorized to explore on behalf of the Continuing Shareholders the feasibility of such a going private transaction. Messrs. Judge and Dunn also indicated that they had no interest in selling their respective ownership interests in Judge Group and presented to the board resolutions to authorize the proposed work by Investec and also to authorize Judge Group to pay for legal counsel to represent the Continuing Shareholders in connection with a potential going private transaction.


                  Messrs. Judge and Dunn based their request that Investec be authorized to explore the feasibility of a going private transaction upon, among other things:

                  o The fact that Messrs. Judge and Dunn, who own the majority of Judge Group's outstanding Shares, had no interest or intention of selling their ownership interests in Judge Group;

                  o The small public float and limited institutional following of Judge Group common stock;

                  o     Low trading volume of Judge Group common stock;

                  o The lack of liquidity and the likelihood that the liquidity of Judge Group common stock would not improve in the future;

                  o The substantial insider holdings of Judge Group common stock;

                  o     The small market capitalization of Judge Group;

                  o The diminishing research attention from market analysts being given to Judge Group;

                  o     The performance of Judge Group stock price since 2000;

                  o Judge Group stock's recent delisting from The Nasdaq National Market;

                  o The potential further delisting of Judge Group stock from The Nasdaq Small Cap Market;

                  o The challenging operating environment for IT staffing companies;

                  o The general economic uncertainty and the potential impact of war on the economy and Judge Group;

                  o The additional expenses associated with being a publicly traded company as a result of the Sarbanes-Oxley Act of 2002 (and various rules promulgated by the SEC thereunder);

                  o The additional burdens imposed on the management and board of directors as a result of the Sarbanes-Oxley Act of 2002 (and various rules promulgated by the SEC thereunder); and

                  o The expected financial results for the fourth quarter of 2002.

                  Because the proposed resolution and the potential for a going private transaction led by management raised conflict of interest issues, Randolph Angermann, James Hahn and Robert Strouse, the independent directors of the board, requested that they be given the opportunity to consider these issues further at a separate meeting and that they be authorized to retain independent counsel. The law firm of Ballard Spahr Andrews & Ingersoll, LLP ("Ballard Spahr") was subsequently contacted to discuss the possibility of representing the independent directors should the Continuing Shareholders make a formal offer to take Judge Group private. After confirming that Ballard Spahr could undertake the representation, a meeting of the independent directors was scheduled and, on December 27, 2002, the independent directors of the board met with representatives from Ballard Spahr to discuss the possibility of an offer from the Continuing Shareholders to take Judge Group private and to review the resolutions that Messrs. Judge and Dunn had proposed concerning the retention of legal counsel and a financial advisor for the Continuing Shareholders. Also present were directors William J. Gladstone, a Continuing Shareholder, and John
E. Shields and Amy E. Feldman, general counsel to Judge Group and a Continuing Shareholder.

                  At the December 27, 2002 meeting, following an active discussion as to whether it would be appropriate for the board to approve the resolutions that had been proposed by the Continuing Shareholders, the independent directors concluded that it would be appropriate for Judge Group to authorize Investec to evaluate the feasibility of a going private transaction and other strategic alternatives available to Judge Group on behalf of Judge Group for an additional period of thirty days and that, after such evaluation, the Continuing Shareholders should bear the fees and expenses of retaining Investec as their advisor, if they wished to. It was further determined that Judge Group would not pay the fees of legal counsel to the Continuing Shareholders.

                  The December 27, 2002 meeting ended with the unanimous agreement of the independent directors that Judge Group should form a special committee comprised solely of independent directors to consider any offer that might be submitted from the Continuing Shareholders and that, if such an offer were to be submitted, the special committee would retain a financial advisor and its own legal counsel.

                  Subsequently, on January 8, 2003, the board, having determined that Messrs. Angermann, Hahn and Strouse qualify as independent directors under Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc., appointed Messrs. Angermann, Hahn and Strouse as members of a special committee of the board (the "Special Committee") empowered to, among other things:

                  1. Explore the possibility of Judge Group becoming a privately-held company, including, but not limited to, management buy-out transactions;

                  2. Evaluate alternatives to Judge Group becoming a privately held company;

                  3. Choose among the options considered by the Special Committee and negotiate on behalf of Judge Group the terms and conditions of any resulting transaction;

                  4. Present to the board of directors the results of the Special Committee's examinations and its recommendations with respect thereto;

                  5. Assist in the preparation of forms required by the rules of the SEC or any other applicable regulatory authority to be filed in connection with any resulting transaction;

                  6. Perform such other functions as requested by the board of directors; and

                  7. At Judge Group's expense and not at the expense of the members of the Special Committee, to retain counsel and other advisors, including, but not limited to, financial advisors, to assist the Special Committee in connection with the duties and responsibilities set forth in paragraphs 1 through 6 above.

                  On that same date, the board also authorized Investec to explore for a term of thirty days the feasibility of a going private transaction and agreed to pay Investec one month's fee ($8,000) under the terms of the existing engagement letter between Judge Group and Investec for such services.

                  On January 22, 2003, Judge Group received a further notification from The Nasdaq Stock Market, Inc. that the common stock would be delisted from The Nasdaq Small Cap Market unless the stock closed at or above $1.00 per share for at least 10 consecutive days by July 18, 2003. The stock has not since traded above $1.00 for ten (10) straight days since the period between May 24, 2002 and June 7, 2002.

                  During the next several weeks, representatives of Investec and the Continuing Shareholders met with potential investors that might be interested in providing financing for a going private transaction. Prior to these meetings with potential investors, Investec met with Mr. Judge and Robert Alessandrini, the Chief Financial Officer of Judge Group to discuss Judge Group's financial performance. Investec, however did not independently verify any information, whether publicly available or furnished to it, concerning Judge Group, including financial information, and did not inspect or prepare any appraisal or valuation of any of the assets or liabilities of Judge Group.

                  In February 2003, the Continuing Shareholders engaged Pepper Hamilton LLP to act as legal advisors to the Continuing Shareholders.

                  The board of directors next met on February 21, 2003, to receive a report from Investec on the status of the feasibility study and a report from Investec on discussions that had taken place over the past year with a number of third parties that may have had an interest in merging with or acquiring Judge Group. At this meeting Messrs. Judge and Dunn reaffirmed their position that they had no interest in selling their respective ownership interests in Judge Group.

                  Following the meeting, Investec was engaged as financial advisor to the Continuing Shareholders and Judge Group would bear no responsibility for Investec's fees incurred in such engagement. The terms of Investec's engagement by the Continuing Shareholders provide for the payment of a success fee upon the completion of Offer in an amount of 5% of the first $5 million of purchase price plus 3% of the next $5 million of purchase price plus 1% of purchase price above $10 million.

                  Shortly after the February 21, 2003 meeting, the Special Committee engaged Ballard Spahr to serve as a special independent legal advisor to assist the Special Committee in the performance of its duties. The Special Committee was informed that a group of attorneys at Ballard Spahr separate from those proposed to represent the Special Committee represents PNC Bank in connection with a loan to Judge Group and a loan to the Purchaser for the Offer, and that, approximately three years ago, Ballard Spahr represented Judge Group in connection with a proposed joint venture transaction that did not close. The Special Committee concluded that so long as Ballard Spahr maintained a Chinese Wall between the lawyers working on the loans and those representing the Special Committee, then Ballard Spahr could represent its interests in a potential transaction involving Judge Group, Purchaser and the Continuing Shareholders.

                  Subsequently, on March 21, 2003, certain of the Continuing Shareholders sent a non-binding proposal to the Special Committee indicating their interest in pursuing a going private transaction at a price of $0.82 per Share. On March 24, 2003, Messrs. Judge and Dunn presented Judge Group with a formal proposal for a going private transaction that contemplated the acquisition of all outstanding Shares of common stock not already beneficially owned by the Continuing Shareholders at a price of $0.82 per Share, subject to a number of conditions, including a financing contingency. Following the announcement of the proposal, Mr. Strouse, a member of the Special Committee, had separate discussions with two institutional Judge Group shareholders regarding their views with respect to the proposal. Mr. Strouse also requested that Ballard Spahr assist the Special Committee in its search for an independent financial advisor.

                  From March 27, 2003 until May 16, 2003, the Special Committee held a total of ten meetings, both in person and by telephone conference.

                  On March 27, 2003, the Special Committee met with its legal counsel to discuss the Continuing Shareholders' proposal and to interview four prospective financial advisors to the Special Committee. Following a presentation from legal counsel to the Special Committee with respect to the members' legal duties as directors serving on the committee, each proposed financial advisor made a presentation to the Special Committee in which it presented its qualifications and relevant experience with respect to going private transactions and the staffing industry, proposed fees and addressed any relationships that the prospective financial advisor had with Judge Group and/or Purchaser and the Continuing Shareholders. At the conclusion of the live presentations, counsel to the Special Committee also described certain marketing information and proposals that it had received from two additional prospective financial advisors to the Special Committee.

                  After active discussion and consideration of the information presented, the members of the Special Committee unanimously decided that, pending the agreement of Judge Group to bear financial responsibility for its fees and expenses, to engage Legg Mason Wood Walker, Incorporated ("Legg Mason") as the independent financial advisor to the Special Committee in light of Legg Mason's experience with respect to going private transactions and matters involving the information technology staffing industry, the understanding that Legg Mason demonstrated with respect to the duties of the Special Committee and the reasonableness of Legg Mason's fee. The Special Committee agreed in conclusion to present Legg Mason's fee proposal to the board to request authorization that Judge Group bear this expense on behalf of the Special Committee.

                  On March 28, 2003, the Special Committee received a letter from Hummingbird Management, LLC ("Hummingbird"), the beneficial owner of approximately 7.4% of the common stock, in which Hummingbird expressed, among other things, its view that the announced offer of $0.82 per share was "too low and ... fundamentally unfair." Hummingbird filed this letter as an exhibit to a filing on Schedule 13D that it made on March 27, 2003.

                  Over the course of the next few days, legal counsel to the Special Committee spoke with counsel to Purchaser concerning the structure of any proposed going private transaction. In particular, counsel to the Special Committee noted that the committee would insist that any transaction be structured so as to require as a condition to closing that a majority of the Shares that are not owned by Purchaser or its affiliates approve the transaction or tender their Shares if the transaction is structured as a tender offer.

                  Subsequently, on April 1, 2003, the Special Committee received a letter from RCM Technologies, Inc. ("RCM") dated March 31, 2003 in which RCM expressed its belief that, upon the completion of due diligence, RCM would be in a position to offer to purchase all of Judge Group's outstanding Shares of common stock for at least $0.90 per Share and requesting a meeting with the members of the Special Committee to discuss this further. RCM issued a press release to this effect on the same day although, the press release did not state the price per Share that RCM stated it might be able to offer. The letter and the press release were communicated to Judge Group, and Purchaser subsequently issued a press release on April 2, 2003 confirming its intention not to sell its interest in Judge Group.

                  On April 1, 2003, Messrs. Judge and Dunn sent a letter to the Special Committee confirming their belief that it was in the best interest of Judge Group, its shareholders, employees, customers, suppliers and creditors to become a privately held company and that they had no interest or intention to sell their respective ownership positions. A press release was also issued by the Continuing Shareholders confirming their intent not to sell their interest in Judge Group.

                  On April 2, 2003, the Special Committee met to discuss RCM's March 31, 2003 letter, the proposed structure of Purchaser's offer and the retention by the Special Committee of an independent financial advisor. It was agreed that the Special Committee would insist upon the retention of an independent financial advisor to act on its behalf and that Ballard Spahr would send a response letter to RCM explaining the capital structure (i.e. the Continuing Shareholders owned or controlled over 60% of the outstanding common stock) of Judge Group and, if notwithstanding that fact, RCM still wanted to speak with the Special Committee, agreeing to arrange for a meeting.

                  On April 4, 2003, legal counsel to the Special Committee sent RCM a letter enclosing a copy of the Continuing Shareholders' April 2, 2003 press release and noting that, if RCM were still interested in a meeting with the Special Committee notwithstanding the position of the Continuing Shareholders that they would not sell their interest in Judge Group, RCM should have its legal counsel contact Ballard Spahr to arrange for a meeting.

                  Over the course of the next several days, members of the Special Committee had conversations with members of the Continuing Shareholders regarding their initial offer of $0.82 per share and structure of the proposed transaction. On April 10, 2003, the Continuing Shareholders announced that they intended to make a tender offer for the common stock at an increased price of $0.95 per Share and also reaffirmed that they had no interest or intention in selling their ownership interest in Judge Group. On that same date, the Special Committee formally engaged Legg Mason to serve as the independent financial advisor to the Special Committee.

                  The Special Committee next met on April 15, 2003 to hear a presentation from Legg Mason concerning its proposed activities on behalf of the Special Committee and the process that Legg Mason intended to use in analyzing the Offer, including, but not limited to, endeavoring to refine the universe of companies to which Judge Group would be compared to those with similar circumstances.

                  Between April 22, 2003 and May 5, 2003, Purchaser discussed the financing of the Offer with PNC Bank. On May 6, 2003, Purchaser received a commitment from PNC Bank regarding the financing of the Offer.

                  On April 24, 2003, prior to a scheduled meeting of the Special Committee, legal counsel to the Special Committee received a letter from RCM in response to counsel's earlier letter of April 4, 2003 in which RCM stated that, based on then currently available public information and subject to the completion of due diligence, RCM expected to be in a position to offer to purchase all of Judge Group's outstanding Shares of common stock for a price ranging from $1.10 to $1.25 per Share and again requested a meeting with the members of the Special Committee.

                  The April 24, 2003 meeting of the Special Committee began with a presentation from Legg Mason as to the initial results of its financial analyses. Legg Mason explained the nature of the information that it had reviewed as well as the nature of the analyses that it had performed and noted the initial conclusions that Legg Mason had reached concerning the current offer of $0.95. A discussion was then held among the group, and it was agreed that the members of the Special Committee would meet with Mr. Judge to attempt to negotiate a higher price.

                  The discussion turned next to the recently received letter from RCM, and it was agreed that Ballard Spahr would contact counsel for RCM to arrange for a meeting. Efforts were made by the Special Committee to arrange for a meeting on April 25, 26 or 27. However, RCM officials were unavailable until April 28, 2003, when a meeting between RCM and the Special Committee took place.

                  In the meantime, on April 27, 2003, the Special Committee met with Mr. Judge, the General Counsel to Judge Group and two representatives from Investec to inform Mr. Judge that the Special Committee believed the offer of $0.95 per Share to be inadequate and to inform those present of the recent letter from RCM. The Special Committee informed Mr. Judge that it wanted the Continuing Shareholders to increase their offer substantially, and it was subsequently agreed after some additional discussion that the Special Committee would await Continuing Shareholders' response.

                  The next day, April 28, 2003, the Special Committee and representatives from Ballard Spahr met with Leon Kopyt, Chairman, President and Chief Executive Officer of RCM, Stanton Remer, Chief Financial Officer of RCM, Kevin Miller, Senior Vice President of RCM and RCM's outside legal counsel. Mr. Kopyt commenced the meeting with a summary of RCM's proposal and confirmed in response to a question from the Special Committee that RCM was not interested in acquiring less than a controlling interest in Judge Group. In response to this information, the Special Committee noted that, because the Continuing Shareholders control over 60% of the outstanding Shares of common stock, RCM would have to speak directly with the Continuing Shareholders if it wished to pursue a potential transaction, as the Special Committee had no authority to speak or negotiate on behalf of the Continuing Shareholders.

                  The representatives from RCM and their legal counsel then left the meeting, and the Special Committee met with a representative from Legg Mason to review further the financial analyses being performed by Legg Mason. The representative related a conversation that he had had with a representative of Investec and explained that Investec had raised a number of issues about Legg Mason's financial analysis. Following discussion of this issue, the Special Committee agreed that, to the extent the factors raised by Investec were considered relevant and had not already been considered by Legg Mason, they should be reviewed. Legg Mason agreed to do so and to report back to the Special Committee at a later date.

                  On April 30, 2003, Mr. Judge telephoned Mr. Strouse to inquire as to the range of offers that the Special Committee would consider. Mr. Strouse subsequently inquired as to whether Purchaser would agree to a price of $1.05 per Share, and Mr. Judge responded that he would have to consult with the other Continuing Shareholders and their advisors, but would consider raising the Continuing Shareholders' offer from $0.95 per Share.

                  Subsequently, on May 1, 2003, the Special Committee met with legal counsel and representatives from Legg Mason to discuss Continuing Shareholders' response to the request that its offer be substantially increased. Following discussions with Legg Mason, it was subsequently agreed that the Special Committee would negotiate with Continuing Shareholders' for an offer price of $1.05 per Share. The meeting concluded with a presentation from Legg Mason in which it was noted that, upon consideration of the additional factors that Investec had earlier suggested and the Special Committee had recommended that Legg Mason consider, Legg Mason's conclusions had not significantly changed.

                  On that same date, legal counsel to the Special Committee affirmed in a letter to counsel to RCM that RCM should contact Continuing Shareholders or their legal and financial advisors directly if RCM desired to pursue further discussions regarding the possible acquisition of Judge Group. As of the date of this filing, RCM has not responded to this letter and, to the knowledge of Judge Group, has not pursued further discussions with Continuing Shareholders or their legal and financial advisors.

                  Over the course of the next few days, during subsequent negotiations conducted between the Special Committee and representatives of Continuing Shareholders, Continuing Shareholders agreed to increase their offer price to $1.05 per Share, and this information was communicated to Legg Mason and Ballard Spahr. It was also communicated that the Continuing Shareholders had indicated that the $1.05 price was their highest and best offer for the Shares.

                  In a letter to counsel to RCM dated May 6, 2003, counsel to Judge Group invited RCM to contact Mr. Judge or his legal advisors if RCM desired to pursue further discussions regarding the possible acquisition of Judge Group as the Continuing Shareholders had indicated that they did not intend to sell their interests in Judge Group, or alternatively to contact counsel to Judge Group if RCM had an interest in acquiring less than a controlling interest in Judge Group.

                  Subsequently on May 7, 2003, a lawsuit purporting to be a class action was filed in the Court of Common Pleas of Philadelphia County, Pennsylvania against Judge Group and certain of Judge Group's directors, alleging breaches by the defendants of certain fiduciary duties in connection with the proposal by the Continuing Shareholders to take Judge Group private. Purchaser and Judge Group each believe that this lawsuit is without merit and Judge Group intends to defend against it vigorously. The Special Committee met on May 12 with Legg Mason and Ballard Spahr to discuss the lawsuit, and, after some discussion, it was agreed that Legg Mason would perform additional analysis for the Special Committee.

                  On May 14, 2003, a lawsuit purporting to be a class action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania against Judge Group, the directors of Judge Group, and a former director of Judge Group, alleging breaches by the defendants of certain fiduciary duties in connection with the proposal by the Continuing Shareholders to take Judge Group private. Purchaser and Judge Group each believe that this lawsuit is without merit and the Company intends to defend against it vigorously. The Special Committee met with Ballard Spahr and Legg Mason on May 15, 2003 to discuss the results of additional work and financial analysis that Legg Mason had performed and a new law suit that had been filed. In addition, the Special Committee asked Legg Mason about the relationship between the book value per share of Judge Group to the Offer Price. Legg Mason noted that, pursuant to a review of publicly available information, Judge Group's book value per share could be calculated in a number of different ways. Legg Mason stated, however, that it did not consider a comparison of book value per share data to the Offer Price to be appropriate in determining the fairness, from a financial point of view, of the Offer Price to the holders of Judge Group's common stock other than the Continuing Shareholders and that Legg Mason conducted financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion.

                  On May 16, 2003, the Special Committee met with Legg Mason and Ballard Spahr to discuss the additional work that Legg Mason had performed at the request of the Special Committee and to discuss the Offer. Ballard Spahr also reviewed with the Special Committee the terms and conditions of the Offer. Legg Mason then made a presentation of its analyses and conclusions and provided an opinion, confirmed by a written opinion dated May 16, 2003 (the "Fairness Opinion"), that, as of such date, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.05 price per share to be received in the Offer and the Merger, considered as a single transaction, is fair from a financial point of view, to the Judge Group shareholders being asked to tender their shares. A copy of the Fairness Opinion is attached as Exhibit 99(c) to this Schedule TO and a discussion of the analyses performed by Legg Mason in arriving at its opinions is set forth below herein.

                  Based upon Legg Mason's opinion and other factors considered by the Special Committee, as highlighted below under "Reasons for Determination of Fairness and Recommendation," the Special Committee unanimously determined that the Offer and the Merger were fair to the Judge Group shareholders being asked to tender their shares and recommended that the shareholders accept the Offer and tender their shares in the Offer.

                  On May 16, 2003, the board of directors met and accepted the recommendation of the Special Committee and unanimously determined that the Offer and the Merger were fair to the Judge Group shareholders being asked to tender their shares and recommended that the shareholders accept the Offer and tender their shares in the Offer.

                  On May 19, 2003, Purchaser commenced the Offer, and Judge Group distributed the Schedule 14D-9.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER

                  In arriving at its decision to propose such a transaction, Purchaser considered the factors set forth below.

Benefits and Detriments to Judge Group of the Offer and the Merger.

                  In determining whether to make the Offer and thereafter effect the Merger, Purchaser considered the general economic environment, the potential impact of war in Iraq on the economy and the IT staffing industry and the current and potential financial performance and profitability of Judge Group. Purchaser also considered the following factors:

                  o The elimination of the additional burdens on management associated with public reporting and other tasks resulting from Judge Group's public company status, including, for example, the dedication of time and resources by Judge Group's management and board of directors necessary to respond to shareholder and analyst inquiries and maintain investor and public relations;

                  o The elimination of costs associated with being a public company (such as independent accounting firm fees for audit services and legal fees associated with filing quarterly, annual or other periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to shareholders, and the increased costs anticipated as a result of enactment of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder);

                  o The greater ability of Judge Group's management and employees to focus on long-term business goals as a private company, as opposed to short-term quarterly earnings;

                  o Public capital market trends adversely affecting small-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float;

                  o The adverse effect on Judge Group stock price and trading volume as a result of being delisted from The Nasdaq National Market System, and the prospect of future adverse impacts of potentially being delisted from The Nasdaq Small Cap Market;

                  o The relatively low volume of trading in the Shares and determined that the consummation of the Offer and the Merger would result in immediate liquidity at a premium to recent trading prices for Judge Group shareholders that are unaffiliated with the Continuing Shareholders. Purchaser also considered recent trends in the price of the Shares over the past 3, 6 and 12 months;

                  o The reduction in the amount of public information available to competitors about Judge Group's businesses that would result from the termination of Judge Group's obligations under the SEC's periodic reporting requirements pursuant to the Securities Exchange Act of 1934;

                  o The IT staffing industry is undergoing difficult times in general and is and for some time has been out of favor with the public securities markets resulting in low valuations throughout the sector (even for competitors which are much larger, more profitable and have greater resources than Judge Group);

                  o The ineffectiveness of stock options as an effective incentive to obtain and retain employees of Judge Group;

                  o The perception among customers of Judge Group that it is a troubled company as a result of Judge Group's delisting from The Nasdaq National Market and the low trading price for its common stock;

                  o The ineffectiveness of Judge Group's common stock as a form of currency for acquisitions.

                  Purchaser and the Continuing Shareholders also considered the following factors, each of which they considered to be negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

                  o Following the successful completion of the Offer and the Merger, Judge Group shareholders would cease to have the opportunity to participate in the future earnings or growth, if any, of Judge Group or benefit from increases, if any, in the value of their holdings of Judge Group.

                  o The financial interests of the Continuing Shareholders with regard to the Offer Price are adverse to the financial interest of the shareholders being asked to tender their Shares. In addition, officers and directors of Judge Group may have conflicts of interest in connection with the Offer and the Merger. See the
                        Schedule 14D-9.

                  o The financing for the Offer and the Merger will be secured by the assets of Judge Group.

                  o Although Purchaser believes the offer is fair and the Special Committee has received a fairness opinion from Legg Mason, the Offer Price may be less than what might be obtained if the entire company was sold to an independent third party.

                  o The receipt of an indication of interest from RCM to acquire 100% of Judge Group at a range of $1.10 to $1.25; however, Purchaser noted that the indication of interest was for control of the entire company and that RCM advised the Special Committee that RCM was not interested in the approximately 40% of Judge Group not owned by Continuing Shareholders.

Alternative Structure Considered.

                  The Continuing Shareholders and Purchaser considered alternatives to the proposed structure of the transaction as a tender offer followed by a short-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, as opposed to a long-form merger, the Continuing Shareholders and Purchaser considered the following:

                  o In the Offer, each unaffiliated shareholder would individually determine whether to accept cash in exchange for their Shares.

                  o Unless 80% of the Shares are validly tendered and not withdrawn, Purchaser would not purchase any shares in the Offer.

                  o As a result of the Majority of the Minority Condition, unless a majority of the outstanding Shares, excluding the Shares beneficially owned by the Continuing Shareholders and the executive officers of Judge Group, are validly tendered and not withdrawn, Purchaser would not purchase any Shares in the Offer.

                  o A tender offer followed by a short-form merger would permit Purchaser to acquire the minority interest in Judge Group on an expeditious basis and provide the shareholders that are unaffiliated with the Continuing Shareholders with a prompt opportunity to receive cash in exchange for their Shares.

                  o Unaffiliated shareholders who do not tender their Shares in the Offer could preserve their dissenters' rights in the Merger under Chapter 15, Subchapter D of the PBCL.

                  After reviewing the various structures for acquiring the minority shareholder interest in Judge Group and discussions of such review with the Special Committee, including the alternative method of acquiring such interests through a long-form merger, the Continuing Shareholders decided to structure the transaction as a tender offer for all of the Shares of Judge Group not already owned by the Continuing Shareholders or their affiliates, to be followed by a short-form merger, subject to the Majority of the Minority Condition and the Minimum Tender Condition.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND THE MERGER

                  In determining that the Offer is fair to the Judge Group shareholders being asked to tender their Shares of common stock and recommending to the shareholders that they tender their Shares pursuant to the Offer, the Special Committee considered a number of factors, including:

                  Market Price and Premium. The Special Committee considered the recent and historical price and trading activity of the Common Stock. In particular, the Special Committee considered that the $1.05 per Share Offer Price represents (1) a premium of 50% over the closing price on March 21, 2003, the last full trading day before the public announcement of the Continuing Shareholders' proposal to take Judge Group private, and (2) a 36.59% premium over the average closing price for the twelve-month period ended March 21, 2003.

                  Fairness Opinion and Analyses. The Special Committee considered the Fairness Opinion that based upon and subject to the assumptions and limitations described in the Fairness Opinion, the consideration to be received by the public shareholders of Judge Group (other than the Continuing Shareholders) in connection with the Offer and the Merger, considered as a single transaction, was fair to them from a financial point of view. The Special Committee also considered Legg Mason's financial analyses and summary conclusions presented at meetings of the Special Committee on April 15, 2003, April 24, 2003, April 28, 2003, May 1, 2003, May 12, 2003, May 15, 2003 and May
16, 2003. A summary of the Fairness Opinion and the factors considered in giving the Fairness Opinion is set forth in the section entitled "Opinion of Financial Advisor" (the "Fairness Opinion Summary"). A copy of the Fairness Opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Legg Mason is attached as Exhibit 99(c) to the Schedule TO. Shareholders are urged to read the Fairness Opinion Summary and the Fairness Opinion carefully and in their entirety.

                  Offer Price. The Special Committee considered that Purchaser raised the Offer price to $1.05 per Share from its initial proposal of $0.82 per Share and indicated that the $1.05 price was Purchaser's highest and best offer for the common stock.

                  Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares of common stock, followed by a merger, without a merger agreement. The Special Committee considered that the cash tender offer enabled the shareholders of Judge Group the opportunity to obtain cash for all of their Shares at the earliest possible time, while Purchaser still was obligated by the terms of the Offer to complete the Merger and pay the same consideration for Shares received in the Merger as paid for Shares tendered in the Offer.

                  Majority of the Minority Condition. The Special Committee considered that the Majority of the Minority Condition is not waivable by Purchaser. The Offer, therefore, will in all events be conditioned upon there being validly tendered and not withdrawn at least that number of Shares of common stock that represent a majority of the total outstanding Shares that are not owned by Purchaser or its affiliates and who probably would not be deemed independent of Purchaser.

                  No Financing Condition. The Special Committee considered that while the initial offer was subject to a financing contingency neither the Offer nor the Merger is subject to any financing condition.

                  Special Committee Formation and Negotiation. The Special Committee considered the fact that certain terms of the Offer and the transactions contemplated thereby were the product of the Special Committee's negotiations with Purchaser. The Special Committee also considered the fact that none of its members was employed by or affiliated with Judge Group or Purchaser or their respective affiliates (except in their capacities as non-employee directors of Judge Group), and none of the Special Committee's members had any material agreement or promise of a future benefit from Judge Group or Purchaser or any of their respective affiliates (other than benefits received as directors, including director compensation and indemnification described in the
Schedule 14D-9 - Item 3).

                  Individual Determination. Although the Offer and the Merger are not structured to require approval by a formal shareholder vote of the majority of Judge Group shareholders that are not affiliated with Purchaser, Judge Group's shareholders can determine independently and without influence whether to tender their Shares in the Offer and the Offer is subject to the Minimum Tender Condition and the Majority of the Minority Condition.

                  Availability of Dissenters' Rights. The Special Committee considered that dissenters' rights of appraisal will be available to the Judge Group's shareholders under the Pennsylvania Business Corporation Law in connection with the Merger.

                  Independent Financial and Legal Advisors. The Special Committee had the benefit of advice from an independent and experienced financial advisor which reviewed and evaluated the Offer and the Offer Price. In addition, the Special Committee retained independent and experienced legal counsel to assist it in performing its duties.

                  Potential Delisting. The Special Committee considered that during February 2002, Judge Group received notification from The Nasdaq Stock Market, Inc., that the common stock would be delisted from The Nasdaq National Market unless the stock closed above $1.00 per Share for at least ten consecutive days. Subsequently, on November 21, 2002, the common stock ceased trading on The Nasdaq National Market and began trading on The Nasdaq Small Cap Market. On January 22, 2003 Judge Group received a further notification from The Nasdaq Stock Market, Inc. that the common stock would be delisted from The Nasdaq Small Cap Market unless the stock closed at or above $1.00 per Share for at least ten consecutive days by July 18, 2003. Until the announcement of the Offer, Judge Group's stock price has not traded above $1.00 since June 7, 2002. The Special Committee considered that in the event of a delisting from The Nasdaq Small Cap Stock Market there would likely not be an efficient market for the common stock and opportunities to sell the common stock by Judge Group's minority shareholders would be more difficult.

                  Business Prospects. In addition to other factors discussed herein, the Special Committee considered Judge Group's business, prospects, financial condition, results of operations and current business strategy and the challenges Judge Group would face if it did not proceed with the proposed transaction contemplated by the Offer, including: (1) the lack of trading volume and analyst coverage for Judge Group's Shares; (2) Judge Group's historical performance; (3) Judge Group's lack of access to equity capital to grow; and (4) the increasing costs associated with being a public company in light of the passage of the Sarbanes-Oxley Act of 2002 and recent corporate governance regulations and other factors.

                  Unwillingness of Martin E. Judge, Jr. and Michael A. Dunn to Sell Their Interests. The Special Committee considered the fact that Messrs. Judge and Dunn have stated that each is not interested in selling all or any portion of his ownership interest in Judge Group to a third party and reaffirmed this on at least two occasions in response to RCM's indication of interest in acquiring Judge Group.

                  In addition to the above, the Special Committee considered the following factors that make the transaction less attractive to the shareholders of Judge Group:

                  Conditions to Transaction. The Special Committee considered that Purchaser's obligation to consummate the Offer and the Merger is subject to a number of broad conditions that must be waived or deemed satisfied prior to the expiration of the Offer at the discretion of Purchaser (as set forth in the Offer to Purchase and the "Schedule 14D-9-Item 2. Identity and Background of Filing Person"). If these conditions are not met or waived, then Purchaser will not be obligated to complete the Offer.

                  Potential Conflicts of Interest. The Special Committee considered the interest of certain executive officers and directors of Judge Group in the Offer. See the "Schedule 14D-9-Item 3. Past Contacts, Transactions, Negotiations and Agreements."

                  Taxable Transaction. The Special Committee considered that the Offer could result in a taxable gain to Judge Group's shareholders, including those who may otherwise have preferred to retain their shares to defer the occurrence of a taxable event.

                  Future Prospects of Judge Group. The Special Committee also considered the fact that, assuming the Merger is completed, all holders of common stock (other than Purchaser and the Continuing Shareholders) will not participate in the future growth of Judge Group. Because of the risks and uncertainties associated with Judge Group's future prospects, the Special Committee concluded that this potential benefit or detriment was not quantifiable. The Special Committee concluded that obtaining a cash premium for the common stock upon completion of the Offer could be preferable to enabling the holders to have a speculative potential future return in a company whose shares are likely to no longer be listed on a recognized securities exchange.

                  Indication of Interest from RCM. The Special Committee considered that it had received an indication of interest from RCM at a range of $1.10 to $1.25 per Share but only for all outstanding Shares of common stock; however, the Special Committee also noted that Messrs. Judge and Dunn have stated that each is not interested in selling all or any portion of his ownership interest in Judge Group to a third party and reaffirmed this on at least two occasions in response to RCM's indication of interest in acquiring Judge Group. The Special Committee further noted that RCM's representatives stated that RCM is not interested in purchasing a minority interest in Judge Group.

                  The description set forth above is not intended to be exhaustive but summarizes the primary factors considered by the Special Committee. In view of its many considerations, the Special Committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered by the Special Committee. In addition, individual members of the Special Committee may have given different weights to the various factors considered. After weighing all of these considerations, the Special Committee unanimously determined that the Offer and the Merger are fair to the Judge Group shareholders being asked to tender their Shares and recommends that the Judge Group shareholders tender their Shares of common stock in the Offer.

OPINION OF FINANCIAL ADVISOR

Under a letter agreement, dated April 10, 2003, the Special Committee appointed by Judge Group's board of directors retained Legg Mason Wood Walker, Incorporated ("Legg Mason"), to serve as the financial advisor to the Special Committee. Legg Mason has delivered the Fairness opinion to the Special Committee that, as of May 16, 2003, the $1.05 price per share to be received in the Offer and Merger ("the $1.05 Offer Price") was fair, from a financial point of view, to Judge Group's public shareholders (other than the Continuing Shareholders. The full text of the opinion, which explains the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Legg Mason in rendering its opinion, is attached as Exhibit 99(c) this Schedule TO. You should read this opinion in its entirety, as well as the other information described under "Fairness Opinion."

Legg Mason's written opinion is directed to the Special Committee and only addresses the fairness of the $1.05 Offer Price from a financial point of view as of the date of the opinion. Legg Mason's written opinion does not address any other aspect of the Offer and does not constitute a recommendation to any Judge Group shareholder to accept the Offer and tender his or her shares pursuant to the Offer. The following is only a summary of the Legg Mason opinion. Shareholders are urged to read the entire opinion.

In arriving at its opinion, Legg Mason, among other things:

(i) reviewed and analyzed the financial terms and conditions of the letters to the Special Committee from the Management Group (or representatives thereof) dated March 21, 2003 and April 10, 2003;

(ii) reviewed and analyzed certain publicly available audited and unaudited financial statements of Judge Group and certain other publicly available information of Judge Group;

(iii) reviewed and discussed with representatives of the senior management of Judge Group certain information of a business and financial nature furnished to Legg Mason by them, including financial forecasts and related assumptions of Judge Group;

(iv) reviewed public information with respect to certain other companies in lines of business that Legg Mason believed to be generally comparable to the business of Judge Group;

(v) reviewed the financial terms, to the extent publicly available, of certain business combinations that Legg Mason believed to be generally comparable to the Offer;

(vi) reviewed certain publicly available information concerning the historical stock price of Judge Group common stock;

(vii) reviewed a draft of the Offer to Purchase dated May 9, 2003 and a draft of Judge Groups's Solicitation and Recommendation Statement on Schedule 14D-9 dated May 13, 2003 with respect to the Offer; and

(viii) conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate for purposes of its opinion.

In connection with its review, Legg Mason assumed and relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of all financial and other information supplied to Legg Mason by Judge Group, and all publicly available information. Legg Mason further relied upon the assurances of management of Judge Group that they were unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that there had been no material change in the assets, financial condition, business or prospects of Judge Group since the date that the most recent financial statements were made available to Legg Mason. Legg Mason did not perform any independent valuation or appraisal of the assets or liabilities of Judge Group. In addition, Legg Mason did not undertake an independent analysis of the application or expiration of Judge Group's net operating loss carryforwards and its opinion makes no assumption concerning, and therefore does not consider, the application or utilization of Judge Group's net operating loss carryforwards.

With respect to financial forecasts, Legg Mason assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Judge Group as to the future financial performance of Judge Group. Legg Mason assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Legg Mason noted that actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason's opinion was necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Legg Mason up to and including, the date of the opinion. In rendering its opinion, Legg Mason did not address the relative merits of the Offer, the Merger or any alternative potential transaction. Legg Mason also assumed that the Merger would be consummated immediately after the consummation of the Offer in the manner contemplated by the Offer to Purchase.

The following is a brief summary of the material financial analyses performed by Legg Mason in preparing its opinion:

Comparable Company Analysis

Legg Mason reviewed and compared the actual financial, operating and stock market information of certain companies in lines of business believed to be generally comparable to those of Judge Group in the information technology ("IT") staffing industry (the "Comparable Company Analysis"). These companies included Alternative Resources Corporation, Analysts International Corporation, Butler International, Inc., CDI Corporation, CIBER, Inc., Computer Task Group, Covansys Corporation, Diversified Corporate Resources, Inc., Hall Kinion & Associates, Inc., Keane, Inc., Kforce, Inc., MPS Group, Inc., National Technical Systems, Inc., Personnel Group of America, Inc., RCM Technologies, Inc., SCB Computer Technology, Inc., TechTeam Global, Inc. and TSR, Inc.

Specifically, Legg Mason analyzed the respective multiples of the market value of these companies to their last twelve months' net income and projected 2003 net income and the enterprise value of these companies to their last twelve months' revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Legg Mason's analysis indicated the following:

          Market Value as a Multiple of:     Enterprise Value as a Multiple of:
          -------------------------------    ---------------------------------
            LTM Net        FY 2003E Net        LTM          LTM         LTM
            Income           Income          Revenues      EBITDA      EBIT
          -------------  ----------------    ---------   ---------   --------
Low           6.0x           17.0x             0.11x       2.5x        2.6x
High         81.4x           51.3x             0.84x      17.0x      100.5x

Mean         32.7x           28.0x             0.34x       9.2x       22.3x
Median       31.1x           24.4x             0.26x       8.7x       18.5x



Legg Mason then derived a range of implied per share equity values for Judge Group by applying the multiples of the comparable companies listed above to corresponding data for Judge Group. This analysis indicated the following:

           Market Value as a Multiple of:    Enterprise Value as a Multiple of:
          -------------------------------    ---------------------------------
              LTM Net       FY 2003E           LTM         LTM       LTM
              Income       Net Income        Revenues     EBITDA     EBIT
          -------------  ----------------    ---------   --------   --------
Low           $0.15          $1.72            $0.58       $0.28     $0.06
High           2.06          $5.18             4.94        2.30      5.16

Mean          $0.83          $2.83            $1.96       $1.20     $1.08
Median         0.79           2.46             1.46        1.14      0.88

However, Legg Mason noted that trading multiples of publicly-traded companies are impacted by the relative size of these companies. As a result, Legg Mason reviewed and compared the actual financial, operating and stock market information of those companies in the initial Comparable Company Analysis with last twelve months' revenues of less than $250 million. These companies included Alternative Resources Corporation, Diversified Corporate Resources, Inc., Hall Kinion & Associates, Inc., National Technical Systems, Inc., RCM Technologies, Inc., SCB Computer Technology, Inc., TechTeam Global, Inc. and TSR, Inc.

Legg Mason analyzed the respective multiples of the market value of these companies to their last twelve months' net income and projected 2003 net income and the enterprise value of these companies to their last twelve months' revenues, EBITDA and EBIT. Legg Mason's analysis indicated the following:

            Market Value as a Multiple of:  Enterprise Value as a Multiple of:
            ------------------------------  ---------------------------------
                LTM         FY 2003E          LTM       LTM        LTM
            Net Income     Net Income       Revenues   EBITDA      EBIT
            -------------  ----------       ---------  ------   --------

Low             6.0x          NMF*           0.14x      2.5x      2.6x
High           39.8x          NMF            0.61x     16.2x     18.9x

Mean           23.9x          NMF            0.29x      6.4x     10.3x
Median         24.9x          NMF            0.22x      4.8x      8.9x

*  NMF:  Not meaningful.

Legg Mason then derived a range of implied per share equity values for Judge Group by applying the multiples of the comparable companies listed above to corresponding data for Judge Group. This analysis indicated the following:

            Market Value as a Multiple of:  Enterprise Value as a Multiple of:
            -----------------------------   ---------------------------------
                LTM         FY 2003E          LTM      LTM       LTM
             Net Income    Net Income       Revenues  EBITDA     EBIT
            -------------  ----------       --------  ------   --------

Low           $0.15           NMF            $0.77    $0.28     $0.06
High           1.01           NMF             3.59     2.19      0.91

Mean          $0.60           NMF            $1.64    $0.82     $0.46
Median         0.63           NMF             1.23     0.60      0.38

Comparable Industry Transactions Analysis

Legg Mason reviewed and compared nine comparable transactions that were completed between January 1, 2001 and May 15, 2003 involving companies in lines of business believed to be generally comparable to those of Judge Group in the IT staffing industry (the "Comparable Industry Transactions Analysis").

Specifically, Legg Mason analyzed the respective multiples of the market value of these companies to their last twelve months' net income and the enterprise value of these companies to their last twelve months' revenues, EBITDA and EBIT. Legg Mason's analysis indicated the following:

          Market Value as a
             Multiple of:      Enterprise Value as a Multiple of:
          ------------------   -----------------------------------
              LTM Net           LTM          LTM         LTM
              Income          Revenues      EBITDA       EBIT
              -------         --------      ------       -----
Low             8.8x            0.11x        5.0x         5.1x
High          104.8x            1.62x       15.6x        41.0x

Mean           59.5x            0.54x       10.3x        21.7x
Median         62.2x            0.40x       10.2x        20.4x

Legg Mason then derived a range of implied per share equity values for Judge Group by applying the multiples of the comparable companies listed above to corresponding data for Judge Group. This analysis indicated the following:

            Market Value as a
               Multiple of:     Enterprise Value as a Multiple of:
            -----------------   ---------------------------------
                LTM Net            LTM       LTM
                Income           Revenues   EBITDA     LTM EBIT
                -------          --------   ------     --------
Low              $0.22            $0.55     $0.62       $0.19
High              2.65             9.58      2.11        2.06

Mean             $1.50            $3.14     $1.36       $1.05
Median            1.57             2.32      1.36        0.99

Legg Mason noted that transaction multiples are impacted by the relative size of the companies being acquired in the transaction. As a result, Legg Mason reviewed and compared those six comparable transactions from the initial Comparable Industry Transactions Analysis in which the company being acquired generated revenues of less than $250 million.

Legg Mason analyzed the respective multiples of the market value of these companies to their last twelve months' net income and the enterprise value of these companies to their last twelve months' revenues, EBITDA and EBIT. Legg Mason's analysis indicated the following:

         Market Value as a
            Multiple of:    Enterprise Value as a Multiple of:
        -----------------   ---------------------------------
             LTM Net           LTM         LTM
             Income          Revenues     EBITDA      LTM EBIT
             -------         --------   ------     --------

Low            8.8x            0.11x       5.0x         5.1x
High          71.1x            0.86x       8.8x        18.5x

Mean          39.9x            0.39x       6.9x        11.8x
Median        39.9x            0.38x       6.9x        11.8x

Legg Mason then derived a range of implied per share equity values for Judge Group by applying the multiples of the comparable companies listed above to corresponding data for Judge Group. This analysis indicated the following:

            Market Value as a
               Multiple of:     Enterprise Value as a Multiple of:
            -----------------   ---------------------------------
                LTM Net           LTM         LTM
                Income          Revenues     EBITDA    LTM EBIT
                -------         --------     ------     --------

Low              $0.22          $0.55         $0.62       $0.19
High              1.80           5.06          1.16        0.89

Mean             $1.01          $2.27         $0.89       $0.54
Median            1.01           2.22          0.89        0.54

Premiums Paid Analysis

Legg Mason reviewed selected publicly-available financial and stock market information of 62 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                              Percentage Premium Over:
              -----------------------------------------------------------
               One-day-prior        One-week-prior        One-month-prior
               Share Price           Share Price           Share Price
              -------------        --------------         --------------

Low               -8.3%                 -8.3%                -37.0%
High             150.0%                177.8%                150.0%

Mean              37.0%                 41.3%                 42.8%
Median            31.8%                 33.2%                 37.4%

Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                                   Percentage Premium Over:
           -------------------------------------------------------------------
                 One-day-prior                                 One-month-prior
           Share Price Share Price      One-week-prior           Share Price
           -----------------------   ------------------------  ---------------
Low               $0.64                     $0.68                   $0.44
High               1.75                      2.06                    1.75

Mean              $0.96                     $1.05                   $1.00
Median             0.92                      0.99                    0.96

Legg Mason reviewed selected publicly available financial and stock market information of 41 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003 in which the acquired company generated revenues of less than $250 million. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                                   Percentage Premium Over:
           -------------------------------------------------------------------
               One-day-prior                                   One-month-prior
           Share Price Share Price      One-week-prior          Share Price
           -----------------------   ------------------------  ---------------

Low                -8.3%                    -8.3%                  -17.5%
High              150.0%                   177.8%                  150.0%

Mean               43.7%                    49.8%                   49.9%
Median             36.0%                    45.5%                   43.1%


Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                             Percentage Premium Over:
          ------------------------------------------------------------
          One-day-prior         One-week-prior          One-month-prior
           Share Price           Share Price             Share Price
          -------------      ------------------------  ---------------

Low           $0.64                $0.68                   $0.58
High           1.75                 2.06                    1.75

Mean          $1.01                $1.11                   $1.05
Median         0.95                 1.08                    1.00

Legg Mason reviewed selected publicly available financial and stock market information of 52 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003 in which the premium paid was greater than 0% and less than 100%. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                              Percentage Premium Over:
             ------------------------------------------------------------
             One-day-prior       One-week-prior          One-month-prior
              Share Price         Share Price             Share Price
             --------------    -----------------------    ---------------
Low               2.4%               0.4%                    7.1%
High             93.3%              90.5%                   94.8%

Mean             36.1%              37.0%                   40.0%
Median           32.2%              33.2%                   37.4%


Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                               Percentage Premium Over:
                ---------------------------------------------------------
                One-day-prior      One-week-prior         One-month-prior
                 Share Price         Share Price            Share Price
                -------------   ------------------------  ---------------
Low                 $0.72            $0.74                    $0.75
High                 1.35             1.41                     1.36

Mean                $0.95            $1.01                    $0.98
Median               0.93             0.99                     0.96

Legg Mason reviewed selected publicly available financial and stock market information of 14 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003 in which a minority interest was acquired. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                               Percentage Premium Over:
              -------------------------------------------------------------
              One-day-prior         One-week-prior         One-month-prior
               Share Price            Share Price            Share Price
              -------------    -------------------------   ----------------
Low                4.3%                1.7%                   -17.5%
High             150.0%              177.8%                   150.0%

Mean              46.8%               58.1%                    51.9%
Median            37.2%               43.6%                    39.4%


Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                               Percentage Premium Over:
              ------------------------------------------------------------
              One-day-prior         One-week-prior        One-month-prior
               Share Price            Share Price           Share Price
              -------------    -------------------------  ----------------
Low               $0.73                $0.75                 $0.58
High               1.75                 2.06                  1.75

Mean              $1.03                $1.17                 $1.06
Median             0.96                 1.06                  0.98


Legg Mason reviewed selected publicly available financial and stock market information of 10 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003 in which a minority interest was acquired and in which the acquired company generated revenues of less than $250 million. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                              Percentage Premium Over:
           -----------------------------------------------------------------
           One-day-prior         One-week-prior            One-month-prior
            Share Price            Share Price               Share Price
           -------------      -------------------------    -----------------
Low            13.8%                 17.9%                    -17.5%
High          150.0%                177.8%                    150.0%

Mean           55.1%                 69.5%                     59.5%
Median         46.2%                 47.3%                     51.3%


Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                                  Percentage Premium Over:
                   -----------------------------------------------------------
                   One-day-prior        One-week-prior        One-month-prior
                   Share Price           Share Price           Share Price
                   -------------  -------------------------   ----------------

Low                   $0.80                $0.87                 $0.58
High                   1.75                 2.06                  1.75

Mean                  $1.09                $1.25                 $1.12
Median                 1.02                 1.09                  1.05

Legg Mason reviewed selected publicly available financial and stock market information of 11 "Going Private" transactions that were completed between January 1, 2001 and May 15, 2003 in which a minority interest was acquired and in which the premium paid was greater than 0% and less than 100%. Legg Mason analyzed the information on these transactions using three criteria: the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, the purchase price as a percentage premium to the share price one week prior to the announcement of the transaction and the purchase price as a percentage premium to the share price one month prior to the announcement of the transaction. This analysis indicated the following:

                            Percentage Premium Over:
            ---------------------------------------------------------------
            One-day-prior        One-week-prior            One-month-prior
             Share Price           Share Price               Share Price
            -------------    -------------------------     ----------------
Low              4.3%               1.7%                        18.8%
High            85.7%              85.7%                        71.4%

Mean            39.8%              41.7%                        40.4%
Median          36.0%              42.9%                        38.4%

Legg Mason then derived a range of implied per share equity values for Judge Group by applying the percentage premiums from the comparable transactions to corresponding data for Judge Group as of March 21, 2003 (the business day prior to the announcement that the initial non-binding proposal had been sent to the Special Committee by the Management Group.) This analysis indicated the following:

                                Percentage Premium Over:
              -----------------------------------------------------------
              One-day-prior         One-week-prior        One-month-prior
               Share Price            Share Price          Share Price
              -------------     ------------------------  ---------------
Low               $0.73               $0.75                   $0.83
High               1.30                1.37                    1.20

Mean              $0.98               $1.05                   $0.98
Median             0.95                1.06                    0.97

Discounted Cash Flow Analysis

Judge Group provided Legg Mason with projections and other financial information relating to the expected future performance of Judge Group. Judge Group also provided Legg Mason with information relating to the achievement of strategic goals, objectives and targets over the applicable periods for Judge Group's projections. Legg Mason performed a Discounted Cash Flow Analysis based on projections and other financial information provided by Judge Group and projections and other financial information developed by Legg Mason, based on discussions with Judge Group management. Legg Mason made a variety of assumptions in the Discounted Cash Flow Analysis, including utilizing a range of discount rates from 11.5% to 13.5% and a range of terminal values for Judge Group from 4.0x EBITDA to 6.0x EBITDA. Legg Mason's Discounted Cash Flow Analysis indicated a range of per share equity values for Judge Group of $0.98 to $2.99.

Leveraged Buyout Analysis

Legg Mason performed a Leveraged Buyout Analysis based on projections and other financial information provided by Judge Group and projections and other financial information developed by Legg Mason, based on discussions with Judge Group management. Legg Mason made a variety of assumptions in the Leveraged Buyout Analysis including utilizing required return rates of between 35% and 40% for equity investors and between 18% and 20% for subordinated debt lenders. Legg Mason also utilized a range of exit multiples for Judge Group from 4.0x EBITDA to 6.0x EBITDA. Legg Mason's Leveraged Buyout Analysis indicated a range of per share equity values for Judge Group of $0.53 to $1.16.

Conclusion

The summary set forth above describes the principal elements of the overview provided by Legg Mason to the Special Committee on May 16, 2003. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Legg Mason did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Legg Mason considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Legg Mason did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Legg Mason made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Legg Mason are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Under the terms of Legg Mason's engagement, Judge Group has paid Legg Mason an advisory fee of $115,000, which the Special Committee believes is reasonable for the services provided by Legg Mason to the Special Committee. Judge Group has agreed to reimburse Legg Mason for out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Legg Mason and related persons against liabilities, including liabilities under the federal securities laws, arising out of Legg Mason's engagement.

Legg Mason is an internationally-recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for real estate, corporate and other purposes. Legg Mason was selected to act as investment banker to the Special Committee based upon the presentations and materials it had provided to the Special Committee, its experience with respect to going private transactions and its experience, expertise and familiarity with Judge Group's business.

The Fairness Opinion rendered by Legg Mason will be made available for inspection and copying at the principal executive offices of Judge Group during its regular business hours by any interested equity security holder of Judge Group or representative who has been so designated in writing. A copy of the Opinion will be transmitted by Judge Group to any interested equity security holder of Judge Group or representative who has been so designated in writing upon written request and at an expense of the requesting security holder.

PURCHASER'S POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

                  The requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended, require Purchaser, as an affiliate of Judge Group, to express its belief as to the fairness of the Offer to Judge Group's shareholders who are not affiliated with Purchaser.

                  Purchaser believes that the Offer and the Merger are both financially and procedurally fair to Judge Group's shareholders who are not affiliated with Purchaser. Purchaser bases its belief on its observations of the following factors, each of which, in Purchaser's judgment, supports its views as to the fairness of the Offer and the Merger.

                  o Each Judge Group shareholder can individually determine whether to tender Shares in the Offer, and Purchaser believes that the shareholders are capable of evaluating the fairness of the Offer.

                  o The Offer represents a 16.67% premium over the closing price of Judge Group common stock on May 16, 2003, the last full trading day before public announcement of the offer, a 34.62% premium over the closing price of Judge Group common stock on April 10, 2003, the last full trading day before the public announcement that the Purchaser intended to make an offer at $0.95 a Share and a 50% premium over the closing price of Judge Group common stock on March 21, 2003, the last full trading day before the public announcement of Purchaser's proposal to take Judge Group private, a 52.78% premium over the average closing price of Judge Group common stock since January 1, 2003, a 51.49% premium over the average closing price of Judge Group common stock since November 1, 2002, and a 36.59% premium over the average closing price of Judge Group common stock for the twelve-month period ended March 21, 2003;

                  o Purchaser's belief that the general economic environment and the market for IT staffing companies is unlikely to improve over the next six months and combined with the resultant pressure of Judge Group's financial performance, it is unlikely that Judge Group's Share price will trade above $1.00 for 10 consecutive days by July 18, 2003. Judge Group has been advised that this would result in Judge Group being delisted from The Nasdaq Small Cap Market which would put additional pressure on the stock price and trading volumes, further reducing liquidity to shareholders.

                  o The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the then outstanding Judge Group common stock. In addition, in no event will Purchaser purchase Shares in the Offer if less than a majority of the outstanding Shares, excluding the Shares beneficially owned by the Continuing Shareholders and the executive officers of Judge Group, are validly tendered and not withdrawn. Accordingly, approximately 2,504,030 of the Shares not owned by the Continuing Shareholders would need to be validly tendered and not withdrawn to satisfy these conditions. Acceptance of the Offer by this many unaffiliated Judge Group shareholders would provide meaningful procedural protection for Judge Group shareholders.

                  o Judge Group shareholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that Purchaser pays in the Offer, subject to their right to dissent from the Merger and demand payment of the fair value of their Shares under Chapter 15, Subchapter D of the PBCL.

                  o Purchaser believes the Offer Price to be fair considering Judge Group's current financial performance, profitability and growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of Judge Group from the public shareholders, who do not have the power to control decisions made as to Judge Group's business, entirely to Purchaser, which would have the power to control Judge Group's business and which has the resources to manage and bear the risks inherent in the business over the long term.

                  o Purchaser considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the tender offer structure, which would provide an expeditious means for Judge Group unaffiliated shareholders to receive the Offer Price,
                        (3) the Majority of the Minority Condition and (4) the Minimum Tender Condition.

                  o The Offer provides the opportunity for Judge Group unaffiliated shareholders to sell all of their Shares without the risk of fluctuation in the sale price that may otherwise be associated with such a sale and without incurring brokerage and other costs typically associated with market sales.

                  o The recommendation of the Special Committee that Judge Group unaffiliated shareholders tender their Shares in the Offer.

                  o The receipt by the Special Committee of an opinion from Legg Mason as to the fairness of the Offer Price from a financial point of view to the shareholders of Judge Group, other than the Continuing Shareholders.

                  o Members of senior management and the board who are not among the Continuing Shareholders, as well as Investec and certain individual principals of Investec, who are each Judge Group shareholders, have advised Purchaser that they intend to tender their Shares in the Offer.

                  o Purchaser believes that each of the foregoing observations is relevant to all of Judge Group shareholders who are not affiliated with Purchaser.

                  The net book value of Judge Group was $18,142,833, or approximately $1.35 per Share, as of March 31, 2003.

                  Purchaser believes the net book value per share is not a reliable indicator of Judge Group's value because of the signficant amount of goodwill. The tangible net worth of Judge Group, which Puchaser believes would be a more relevant indicator of book value, was $11,594,088 as of March 31, 2003, or approximately $0.86 per Share. Tangible net worth is defined as net book value less goodwill of $6,423,781 and other intangibles of $124,964 at March 31, 2003. During April 2003, Judge Group received settlement proceeds from a suit against Alliance Consulting. The net increase to each of net book value and tangible net worth as a result of the settlement is approximately $1,200,000 or approximately $0.09 per Share (assuming a marginal income tax rate of 40%). As adjusted for this settlement, the net book value and tangible net worth at March 31, 2003 would be $1.44 per Share and $.95 per Share, respectively.

                  Purchaser did not complete an appraisal of the liquidation value of Judge Group. Purchaser does not believe that the liquidation value was materially relevant to the market value of Judge Group's business based upon Purchaser's understanding of the staffing industry and Purchaser's general business knowledge that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. In light of the Continuing Shareholders' stated lack of interest in selling their shares, a "going concern" analysis was not deemed relevant by Purchasers and was not performed.

                   Purchaser also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

                  o Following the successful completion of the Offer and the Merger, Judge Group shareholders would cease to have the opportunity to participate in the future earnings or growth, if any, of Judge Group or benefit from increases, if any, in the value of their holdings of Judge Group.

                  o The financial interests of the Continuing Shareholders with regard to the Offer Price are adverse to the financial interest of the Shareholders being asked to tender their Shares. In addition, officers and directors of Judge Group may have conflicts of interest in connection with the Offer and the Merger. See the
                        Schedule 14D-9.

                  o The financing for the Offer and the Merger will be secured by the assets of Judge Group.

                  o Although Purchaser believes the offer is fair and the Special Committee has received a fairness opinion from Legg Mason, the Offer Price may be less than what would be obtained if the entire company was sold to an independent third party.

                  o The receipt of an indication of interest from RCM at a range of $1.10 to $1.25; however, Purchaser noted that the indication of interest was for control of the entire company and therefore included a control premium while the Offer does not include a control premium, as Purchaser controls Judge Group.

                  The foregoing discussion of the information and factors considered by Purchaser is not intended to be exhaustive but includes all material factors Purchaser considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation.

                  Purchaser has not requested or sought to obtain any report, opinion or appraisal from an outside party relating to the consideration or fairness of the consideration offered to the shareholders of Judge Group. However, the Special Committee was advised by Legg Mason, an independent financial advisor which rendered an opinion dated May 16, 2003, that based upon and subject to the assumptions, limitations and qualifications described in the opinion, the cash consideration to be received by the holders of Shares, other than the Continuing Shareholders, pursuant to the Offer was fair, from a financial point of view, to such holders. A summary of Legg Mason's opinion is included herein under the heading "Opinion of Financial Advisor" and also contained in the Schedule 14D-9 which is being filed contemporaneously with this Offer to Purchase. The full text of the Legg Mason opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken is attached as Exhibit 99(c) to the Schedule TO and as Annex A to the
Schedule 14D-9.

                  Purchaser's view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

PURCHASER'S PLANS FOR JUDGE GROUP

                  If the Offer is successful, the Continuing Shareholders will effect the Merger. As a result of the consummation of the Offer and the Merger, Judge Group will be wholly owned by Purchaser.

                  Following completion of the Offer and consummation of the Merger, Purchaser expects that Judge Group will promptly cause the Shares to be delisted from The Nasdaq Small Cap Market and Judge Group will be a privately-held corporation and terminate options to purchase common stock. Accordingly, shareholders who are not affiliated with the Continuing Shareholders will not have the opportunity to participate in the earnings and growth of Judge Group and will not have any right to vote on corporate matters. In addition, current shareholders who are not affiliated with Continuing Shareholders will not be entitled to share in any premium that might be payable by an unrelated acquiror for all of the issued and outstanding Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending or contemplated at this time. Similarly, after completion of the Merger, former shareholders will not face the risk of losses resulting from Judge Group's operations, increased debt leverage or from any decline in the value of Judge Group.

                  Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Judge Group or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Judge Group or any of its subsidiaries; (iii) any material change in Judge Group's present dividend policy, indebtedness or capitalization;
(iv) any change in the management of Judge Group (other than Purchaser's intention to appoint a board of directors comprised solely of Continuing Shareholders after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Judge Group's corporate structure or business. Purchaser expressly reserves the right to change Purchaser's business plans with respect to Judge Group based on future developments.

JUDGE GROUP FINANCIAL PROJECTIONS

                  Judge Group does not as a matter of course make public forecasts as to future revenues, earnings or other financial information nor has Judge Group historically prepared internal budget forecasts beyond the upcoming fiscal year period. Judge Group did, however, prepare certain projections that it provided to potential lenders, the Special Committee and Legg Mason, as financial advisor to the Special Committee, in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was requested by and therefore provided to potential lenders and Legg Mason.

                  The projections set forth below were not prepared by Judge Group with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions, all made by Judge Group, with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Judge Group's control. Generally, the further out the period to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the projections set forth below.

                  In light of the uncertainties inherent in forward-looking information of any kind, Purchaser cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. In fact, Judge Group provided Legg Mason, the financial advisor to the Special Committee, with additional information relating to the achievement of strategic goals, objectives, and targets over the applicable periods upon which Legg Mason relied in performing discounted cash flow and leveraged buyout analyses in connection with Legg Mason's opinion. See "SPECIAL FACTORS--Background to the Offer," "SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Offer and the Merger," "SPECIAL FACTORS--Opinion of Financial Advisor, Exhibit 99(c) to the Schedule TO and Annex A to the
Schedule 14D-9 that is being filed contemporaneously herewith. While Judge Group has prepared these projections with numerical specificity and has provided them to potential lenders and upon the request of the Special Committee to Legg Mason in connection with this proposed transaction, Purchaser and Judge Group each has not made, and does not make, any representation to any person that the projections will be met. Neither Purchaser nor Judge Group intends to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

                  Set forth below is a summary of these forecasts. These forecasts should be read together with the historical financial statements of Judge Group and the cautionary statements concerning forward-looking statements on page 15.

                  The financial forecasts prepared by Judge Group reflected the following anticipated future operating performance for Judge Group:

                                                               FISCAL YEAR ENDING DECEMBER 31,
                                              -------------------------------------------------------------------
             (in thousands)                    2003         2004           2005            2006            2007
                                              -------     -------        -------         --------        --------
Revenue.................................      $87,392     $92,960        $98,223         $102,989        $107,969
Operating Expenses......................       15,146      16,653         17,335           17,809          18,274
Operating Income........................        2,619       3,999          5,266            6,421           7,276
Net Income..............................        1,329       2,139          2,879            3,428           4,011

                  Purchaser has made certain assumptions on which the projections were based, relating to the achievement of strategic goals, objectives, and targets over the applicable periods, including assumptions related to revenue growth and cost control measures.

                  Judge Group's ability to reach its estimated revenue growth of 8.9% in 2003 and growth rates of 4.8%, 4.9%, 5.0% and 4.9% in 2004, 2005, 2006 and 2007, respectively, which reverses recent historical revenue declines will be substantially dependent upon the end of the current economic downturn, a reduction in the unemployment rate and an increase in the demand for staffing services. Judge Group's ability to meet its estimated net income projections is also dependent upon its ability to continue to monitor and control costs. Judge Group has implemented cost controls which it anticipates will continue, subject to increased spending for increased salaries and capital expenditures if and when revenues increase. In the event Judge Group is not able to maintain its cost control measures or revenue growth targets are not achieved, Judge Group's profitability will be lower than estimated.

                  Judge Group has not yet achieved these objectives. In the event that the demand for staffing services does not increase and Judge Group is unable to maintain its cost control measures, Judge Group's revenue, and consequently profitability, will be lower than estimated.

TRANSACTIONS BETWEEN PURCHASER, ITS AFFILIATES AND JUDGE GROUP

                  Judge Group had a split-dollar arrangement with Mr. Judge, under which Judge Group paid split-dollar policy premiums that would be repaid to Judge Group upon his death. On April 1, 2002, Judge Group and Mr. Judge restructured the policy so that the policy was cancelled and the cash surrender value of the policy was paid to Mr. Judge. Mr. Judge signed a promissory note in favor of Judge Group for the total of the premiums paid to date under the arrangement in the amount of $552,761. The promissory note bears interest at 4.9% annually, is secured by a pledge of 850,000 shares of Judge Group stock, and is payable in April 2012.

                  Judge Group also had a split-dollar arrangement with Mr. Dunn, the President of Judge Group, under which Judge Group paid split-dollar policy premiums that would be repaid to Judge Group upon his death. The Compensation Committee of Judge Group determined that beginning on April 1, 2002, premiums would no longer be paid by Judge Group. As a result, the premiums on this policy will be paid either by Mr. Dunn personally or will be taken from the cash surrender value of the policy.

                  Mr. Judge and Judge Group entered into an employment agreement commencing January 1, 2001 for an initial term of two years and thereafter automatically renewable each year until terminated by either party pursuant to its terms. The agreement provides for an initial annual base salary of $520,000 for the first year and possible annual increase at the discretion of the board of directors, plus an annual performance bonus granted in accordance with Judge Group's policies as administered by the Compensation Committee of the board of directors. Mr. Judge's actual 2002 salary of $700,000 was an increase from the employment agreement approved by the board of directors in 2001 and was a result of additional divisional responsibilities undertaken in 2001 upon the resignation of the president of Judge Group's contract division. The agreement also entitles Mr. Judge to receive annual stock option grants under certain circumstances, provided such grants are approved by the board. The agreement further entitles him to, among other things, five weeks paid vacation, a car allowance and the right to participate in Judge Group's benefit plans and programs for executives.

                  In the event of termination of his employment with Judge Group, Mr. Judge's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If his employment is terminated by Judge Group without cause, he would be entitled to continuation of his salary for eighteen months from the date of his termination and all stock options granted to him would immediately vest. Should there be a change in control of Judge Group (as defined in the agreement) and a termination or constructive termination (as defined in the agreement) of his employment thereafter, his entitlement to severance compensation and benefits under the agreement would be (i) a lump sum payment equal to eighteen months of the base annual cash compensation plus pro rata share of any bonus earned; (ii) immediate vesting of all stock options; and (iii) continuation of his benefits for the lesser of eighteen months or such time as he receives benefits from another employer. If Mr. Judge terminates his employment upon a change in control, he is entitled only to lump sum payment equal to one year base compensation. If Mr. Judge's employment is terminated by his death or disability or by Judge Group for cause, Judge Group would not be obligated to make any further payments to him other than amounts already accrued. The agreement also contains a confidentiality and an eighteen month non-competition and non-solicitation provision.

CONFLICTS OF INTEREST

                  Purchaser. The financial interests of Purchaser and the Continuing Shareholders, with regard to the Offer Price, are adverse to the financial interests of the shareholders being asked to tender their Shares.

                  Control of Judge Group. The Continuing Shareholders have substantial voting control over Judge Group. Collectively, the Continuing Shareholders own 8,424,825 Shares, which represent approximately 62.58% of outstanding Judge Group common stock. As a result of their voting interest, the Continuing Shareholders have the power to control the vote regarding such matters as the election of Judge Group directors, amendments to Judge Group's charter and other fundamental corporate transactions.

                  Directors, Officers and Employees of Judge Group. The following Continuing Shareholders hold the described positions with Judge Group:
Martin E. Judge, Jr., a director of Judge Group, serves as Chief Executive Officer and Chairman of the board of Judge Group. Michael A. Dunn, a director of Judge Group, serves as President of Judge Group and President of Judge Group's Permanent Placement Business. William J. Gladstone, a director of Judge Group, is President of Judge Incorporated, a subsidiary of Judge Group. Tara M. Bozarth is the Senior Budget Analyst for Judge Group. Katharine A. Wiercinski, serves as the Vice President for Human Resources of Judge Group. Danielle M. Knecht is the Executive Assistant to the Chief Executive Officer of Judge Group. Dennis F. Judge, Jr. serves as Vice President for Staffing of Judge Group. Amy Feldman serves as General Counsel for Judge Group. Susan L. Luckow serves as President of Judge Technical Services, a subsidiary of Judge Group. Kenneth F. Krieger is the Chief Information Officer of Judge Group. These directors, officers and employees of Judge Group hold equity interests in Judge Group. See Section 8 "The Offer--Certain Information Concerning Continuing Shareholders" beginning on page 59 and Schedule B for more information on security holdings of the Continuing Shareholders. These positions and equity interests present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the unaffiliated shareholders.

                  Following consummation of the Offer and Merger, all directors of Judge Group who are not Continuing Shareholders intend to resign and Purchaser anticipates that the board of directors of Judge Group will be comprised solely of certain of the Continuing Shareholders. Purchaser has agreed to maintain Director and Officer insurance following consummation of the Offer and the Merger for all directors, including members of the Special Committee.

CONDUCT OF JUDGE GROUP'S BUSINESS IF THE OFFER IS NOT COMPLETED

                  If the Offer is not completed because either the Majority of the Minority Condition or the Minimum Tender Condition is not satisfied, or another condition is not satisfied or waived, Continuing Shareholders and Purchaser expect that Judge Group's current management will continue to operate the business of Judge Group substantially as presently operated. However, in that event, Continuing Shareholder or Purchaser may consider:

                  o Engaging in open market or privately negotiated purchases of Shares to increase Purchaser's aggregate ownership of the Shares to at least 80% of the then outstanding shares of common stock of Judge Group and then effecting a short-form merger;

                  o Proposing that Purchaser and Judge Group enter into a merger agreement, which would require the approval of the Judge Group board of directors and the vote of Shares in favor of the merger; or

                  o Keeping outstanding the public minority interest in Judge Group.

                  If Purchaser was to pursue any of these alternatives, there is no assurance they would be consummated or at what price, and it might take considerably longer for the shareholders of Judge Group to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the shareholders of Judge Group that are more or less than or the same as the Offer Price.

                                    THE OFFER

1. TERMS OF THE OFFER

                  Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer--Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer--Rights of Withdrawal." The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on June 16, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on June 16, 2003, as such may be extended is referred to as the "Offering Period."

                  Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4, "The Offer--Rights of Withdrawal."

                  Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

                        (i) To delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer--Certain Conditions of the Offer;" and

                        (ii) To waive any condition other than the Majority of the Minority Condition and the Minimum Tender Condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer--Certain Conditions of the Offer;" in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

                  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

                  If, during the Offering Period, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

                  Purchaser and Continuing Shareholders have exercised their rights as shareholders of Judge Group to request Judge Group's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. Judge Group has provided Purchaser with Judge Group's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

                  Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Offer--Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

                        (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

                        (ii) A properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

                        (iii) Any other required documents.

                  For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

                  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer--Procedures for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), promptly following expiration or termination of the Offer, following expiration or termination of the Offer.

                  Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

                  Valid Tender. To tender Shares pursuant to the Offer:

                        (i) A properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

                        (ii) Such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

                        (iii) The tendering shareholder must comply with the
                              guaranteed delivery procedures set forth below.

                  The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

                  Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

                  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

                  Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

                        (i) Such tender is made by or through an Eligible Institution;

                        (ii) A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                        (iii) The certificates for all tendered Shares, in
                              proper form for transfer (or a Book-Entry
                              Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Small Cap Market is open for business.

                  The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                  THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

                  Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

                  Tender Constitutes An Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

                  Appointment Of Proxies. By executing a Letter of Transmittal as set forth above subject to the right of withdrawal discussed below, the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Judge Group, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

                  Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

                  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL

                  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date.

                  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer--Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Continuing Shareholders, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

                  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer--Procedure for Tendering Shares," at any time prior to the Expiration Date.

                  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

                  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise dissenters' rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

                  The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Judge Group. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

                  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

                  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or
(d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult such shareholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

                  All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

                  THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN SHARES

                  Price Range of Shares. The Shares are currently listed and traded on The Nasdaq Small Cap Market under the symbol "JUDG." During the three most recent fiscal years that Judge Group's common stock were publicly traded, they were traded on The Nasdaq National Market System until November 21, 2002, when they began trading on The Nasdaq Small Cap Market. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares based upon public sources:

                   CALENDAR QUARTER HIGH AND LOW SALES PRICES

           Quarter                            High                        Low
           -------                            ----                        ---
 2000 - First Quarter                         $3.25                      $1.44
 2000 - Second Quarter                        $2.25                      $1.00
 2000 - Third Quarter                         $1.88                      $1.22
 2000 - Fourth Quarter                        $1.56                      $0.81
 2001 - First Quarter                         $1.50                      $1.00
 2001 - Second Quarter                        $1.65                      $1.05
 2001 - Third Quarter                         $1.75                      $0.64
 2001 - Fourth Quarter                        $0.84                      $0.47
 2002 - First Quarter                         $0.74                      $0.59
 2002 - Second Quarter                        $1.15                      $0.54
 2002 - Third Quarter                         $1.05                      $0.56
 2002 - Fourth Quarter                        $0.99                      $0.58
 2003 - First Quarter*                        $0.93                      $0.60
 2003 - Second Quarter
 through May 16, 2003**                       $0.92                      $0.74

                  *On March 21, 2003, the last full trading day before the public announcement of Purchaser's proposal to acquire the Shares, the reported closing price was $0.70 per share on The Nasdaq Small Cap Market.

                  **On April 10, 2003, the last full trading day before the announcement of the proposed offer at a price of $0.95 per share, the reported closing price of the Shares was $0.78 per share on The Nasdaq Small Cap Market.

                 On May 16, 2003, the last full trading day before commencement of the Offer, the reported closing price was $0.90 per share on The Nasdaq Small Cap Market.

                  Dividends. To date, Judge Group has never declared or paid cash dividends on the Shares. Judge Group is subject to certain debt covenants that prohibit it from paying dividends.

                             TRANSACTIONS IN SHARES

                  In the past two years, neither Purchaser nor any of the Continuing Shareholders has acquired any shares of Judge Group.

7. CERTAIN INFORMATION CONCERNING JUDGE GROUP

                  The information concerning Judge Group contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Continuing Shareholders and Purchaser have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Continuing Shareholders and Purchaser do not take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Judge Group to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Continuing Shareholders or Purchaser.

                  Shareholders are urged to review publicly available information concerning Judge Group before acting on the Offer.

                  General. Judge Group is a Pennsylvania corporation with its principal corporate offices located at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 (telephone number (610) 667-7700). Judge Group has described its business as follows:

                  Judge Group, through its operating subsidiaries, ties talent to technology by integrating more than 32 years of Information Technology ("IT") staffing services experiences with cutting-edge technology to deliver efficient client services. With locations in twelve cities nationally, Judge Group offers total Internet and IT staffing solutions through its web-based staffing, IT skills training and food and pharmaceutical placement divisions. It is the mission of Judge Group to service the needs of its clients, its contractors and applicants, with the urgency required by the customer through professionalism, ethics and state of the art technology.

                  Intent To Tender; Recommendation; Judge Group Opinion. As of the date hereof, (i) Purchaser and Continuing Shareholders have been advised that all executive officers and directors of Judge Group (other than Continuing Shareholders) intend to tender Shares in the Offer and (ii) the Special Committee has recommended that shareholders tender their shares in the Offer. Judge Group has prepared a Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of Judge Group's board of directors, including a discussion of the Fairness Opinion of Legg Mason, delivered to the Special Committee that, as of May 16, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.05 price per share to be received in the Offer and the Merger, considered as a single transaction, was fair from a financial point of view, to the Judge Group shareholders being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to shareholders concurrently with this document. A discussion of the recommendation is also included in this Offer. See "SPECIAL FACTORS -- Background of the Offer" and "SPECIAL FACTORS -- Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

                  Available Information. Judge Group is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Judge Group's directors and officers, their remuneration, stock options granted to them, the principal holders of Judge Group's securities, any material interests of such persons in transactions with Judge Group and other matters is required to be disclosed in proxy statements distributed to Judge Group's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                  The following table sets forth summary historical consolidated financial data for Judge Group as of and for each of the years ended December 31, 2002 and 2001.

                  This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Judge Group's Annual Report on Form 10-K for the years ended December 31, 2002 and December 31, 2001, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Judge Group with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See Section 7, "The Offer--Certain Information Concerning Judge Group, Available Information" on page 57. Book value per share is not a term defined by generally accepted accounting principles.



----------------------------------------------------------------------------------------------------------------------
                                                    Three Months Ended                       Year Ended
----------------------------------------------------------------------------------------------------------------------
                                             March 31, 2003    March 31, 2002   December 31, 2002   December 31, 2001
----------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME DATA:
----------------------------------------------------------------------------------------------------------------------
Operating revenue                                $20,712,421       $20,221,400         $80,279,253       $103,066,972
----------------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                20,530,073        20,241,415          79,776,209        104,051,720
----------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                        182,348          (20,015)             503,444          (984,748)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    107,117          (42,369)             154,642        (1,250,852)
----------------------------------------------------------------------------------------------------------------------
Income (loss) per share - basic                         0.01              0.00                0.01             (0.09)
----------------------------------------------------------------------------------------------------------------------
Income (loss) per share - diluted                       0.01              0.00                0.01             (0.09)
----------------------------------------------------------------------------------------------------------------------
Cash dividends declared per common share                  --                --                  --                 --
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT END OF PERIOD):
----------------------------------------------------------------------------------------------------------------------
Total current assets                             $16,490,344       $15,328,177         $14,414,439        $15,996,442
----------------------------------------------------------------------------------------------------------------------
Total noncurrent assets                            8,379,499         8,936,250           8,402,019          8,904,584
----------------------------------------------------------------------------------------------------------------------
Net Property and Equipment                         1,968,817         2,993,718           2,063,544          3,161,441
----------------------------------------------------------------------------------------------------------------------
Total assets                                      26,838,660        27,198,145          24,880,002         28,062,467
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                          5,667,606         5,972,021           6,345,470          4,823,541
----------------------------------------------------------------------------------------------------------------------
Total noncurrent liabilities                       3,028,221         2,562,192             498,816          5,375,556
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                              18,142,833        17,820,989          18,035,716         17,863,370
----------------------------------------------------------------------------------------------------------------------

                  Judge Group historically has not reported a ratio of earnings to fixed charges.

8. CERTAIN INFORMATION CONCERNING CONTINUING SHAREHOLDERS AND PURCHASER

                  General. Purchaser is a Pennsylvania corporation that currently does not own any Shares or conduct any business. Purchaser is currently owned by Mr. Judge and Mr. Dunn. Immediately preceding the closing of the Offer, pursuant to the terms of the Exchange Agreement, all of the Continuing Shareholders will exchange their Shares of Judge Group for shares of Judge Group Acquisition Corporation (the "Exchange"), after which Purchaser will be owned by the Continuing Shareholders in the same proportion as their current ownership in Judge Group. The principal executive offices of Purchaser are located at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 (telephone number (610) 667-7700). Mr. Judge and Mr. Dunn are the sole directors and executive officers of Purchaser. For more information on Continuing Shareholders, see Schedule B.

                  Mr. Judge, a United States citizen, is the Founder of Judge Group and has been Chief Executive Officer and Chairman of the board since 1970. Mr. Judge is also Chief Executive Officer of each of Judge Group's subsidiaries.

                  Mr. Dunn, a United States citizen, is President and a Director of Judge Group and is on each of Judge Group's subsidiaries' boards of directors. Mr. Dunn joined Judge Group in 1973 and served as President of Judge Group's Permanent Placement business from 1990 to 1998.

                  During the last five years, neither Purchaser nor Mr. Judge or Mr. Dunn have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

                  Except as set forth in this Offer to Purchase, none of (1) Purchaser, (2) Mr. Judge or Mr. Dunn or (3) any associate or majority-owned subsidiary of Purchaser beneficially owns any equity security of Judge Group. See Schedule B.

                  Except as set forth in this Offer to Purchase, neither Purchaser nor Mr. Judge or Mr. Dunn has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Judge Group, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Judge Group, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

                  Except as set forth in this Offer to Purchase, neither Purchaser nor Mr. Judge or Mr. Dunn has any security of Judge Group that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

                  Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser, Mr. Judge or Mr. Dunn and Judge Group or any of Judge Group's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of Judge Group's consolidated revenues for the year ended 2000 for transactions in 2000, for the year ended 2001 for transactions in 2001 and for the year ended 2002 for transactions in 2002.

                  Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser and Judge Group or any executive officer, director or affiliate of Judge Group that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

                  Purchaser, Mr. Judge and Mr. Dunn have made no arrangements in connection with the Offer to provide holders of Shares access to Purchaser's corporate files or to obtain counsel or appraisal services at their expense. For discussion of dissenters' rights, see Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3."

                  Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Purchaser or Mr. Judge or Mr. Dunn, on the one hand, and Judge Group or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Judge Group's securities, an election of Judge Group's directors, or a sale or other transfer of a material amount of assets of Judge Group, nor, to the best knowledge Mr. Judge, Mr. Dunn and Purchaser, have there been any negotiations or material contacts between (i) any affiliates of Judge Group or (ii) Judge Group or any of its affiliates and any person not affiliated with Judge Group who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, neither Mr. Judge, Mr. Dunn nor Purchaser has since the date hereof had any transaction with Judge Group or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

                  Intent To Tender. Except as set forth in this Offer to Purchase, as of the date hereof, Continuing Shareholders do not intend to tender their Shares in the Offer. Purchaser has been advised that all executive officers and directors or affiliates of Judge Group (other than Continuing Shareholders) intend to tender Shares in the Offer.

9. MERGER; DISSENTERS' RIGHTS; RULE 13e-3

                  Merger. If, pursuant to the Offer, Purchaser acquires Shares which, together with shares beneficially owned by Purchaser and its affiliates, constitute at least 80% of the outstanding shares of Judge Group common stock, Continuing Shareholders currently intend to transfer (and cause any such affiliates to transfer) the shares owned by Continuing Shareholders and any such affiliates to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to Sections 1924(b)(3) and 2539 of the PBCL. Section 1924(b)(3) of the PBCL provides that if Purchaser owns at least 80% of the outstanding shares of Judge Group, Purchaser may merge with and into Judge Group. Under Section 1924(b)(3) of the PBCL, such a merger of Judge Group with and into Purchaser would not require the approval or any other action on the part of the board of directors, the Special Committee or the shareholders of Judge Group. However,
Section 2539 of the PBCL provides that, in addition to the provisions for a short-form merger under Section 1924(b)(3), a plan of merger must be approved by the board of directors of a registered corporation and be consistent with the requirements, if applicable, of Subchapter F (Sections 2551-2556) of the PBCL (relating to business combinations). Judge Group is a registered corporation under the PBCL. The Continuing Shareholders and Purchaser believe Subchapter F of the PBCL is not applicable. In order to accomplish the Merger, (i) the board of directors of Purchaser must adopt a plan of merger, (ii) Purchaser must deliver articles of merger to the Secretary of State of the Commonwealth of Pennsylvania; and (iii) the plan of merger must be approved by the board of directors of Judge Group. Purchaser intends to effect the Merger without a meeting of the shareholders of Judge Group. The Merger will occur immediately after completion of the Offer.

                  THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

                  Dissenters' Rights. Shareholders do not have the right to dissent in connection with the Offer. However, if the Merger is consummated, any shareholder who (i) did not vote his, her or its Shares in favor of the Merger, and (ii) has properly demanded from Judge Group, as the surviving corporation of the Merger, payment for his, her or its Shares and has deposited such Shares with Judge Group in accordance with Section 1575 of the PBCL shall be entitled to receive, in lieu of the Merger consideration, the amount estimated by Judge Group to be the fair value of such Shares, plus accrued interest.

                  If the dissenting shareholder is dissatisfied with Judge Group's determination of fair value, such shareholder must notify Judge Group in writing within 30 days after the mailing of the payment or offer of payment of his, her or its own estimate of the fair value of the Shares, together with interest, and demand payment of such amount. In the event such a demand for payment remains unsettled, Judge Group may within 60 days after the latest of
(i) the effectuation of the merger; (ii) timely receipt of any demands for payment; or (iii) timely receipt of any estimate of fair value, commence a proceeding in the Commonwealth of Pennsylvania, Court of Common Pleas for Montgomery County, to determine the fair value of the Shares, plus accrued interest, or pay such dissenting shareholder the amount he, she or it demanded. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger.

                  Since shareholders do not have the right to dissent in connection with the Offer, no demand for payment should be made at this time. Following the effective date of the Merger, Judge Group will notify the record shareholders as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for asserting their dissenter's rights.

                  The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the PBCL and is qualified in its entirety by the full text of Chapter 15, Subchapter D of the PBCL which is attached as Schedule A to this Offer to Purchase.

                  FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 15, SUBCHAPTER D OF THE PBCL FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                  Rule 13e-3. Because Purchaser and Continuing Shareholders are affiliates of Judge Group, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Securities Exchange Act of 1934. Rule 13e-3 requires, among other things, that certain financial information concerning Judge Group and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. Purchaser and Continuing Shareholders have provided such information in this Offer to Purchase.

10. SOURCE AND AMOUNT OF FUNDS

         Purchaser has obtained a financing commitment from PNC Bank, National Association ("Lender") to provide Purchaser with up to $6.25 million in debt financing in connection with the Offer (the "Acquisition Loan") to provide the funds for the Offer and the Merger and the expenses of the Offer and the Merger. Additionally, Lender has agreed that its existing $12 million revolving line of credit with Judge Group (the "Credit Agreement") will remain in effect upon closing of the Merger, provided that amounts borrowed under the Acquisition Loan shall reduce the amount available under the Credit Agreement. Proceeds of the Acquisition Loan and funds available under the Credit Agreement will be used to fund payment for any remaining Shares cashed out as a result of the Merger and for expenses. There is a possibility that Purchaser will not obtain such funds due to various conditions in the commitment letter not being met. The amount of funds required to purchase the maximum amount of outstanding Shares that are being sought in the Offer is approximately $5,289,435 and the estimated expenses of the Offer and the Merger are approximately $850,000.

         Purchaser currently has no other financing arrangements or alternative financing plans in place in the event that funding pursuant to the commitment letter from Lender (the "Commitment Letter") is unavailable.

         The Acquisition Loan. Lender has agreed to make a loan to Purchaser of up to $6.25 million, to be secured by the assets of Judge Group, and upon such other terms and conditions described in the Commitment Letter. The funds advanced in the Acquisition Loan will be based on the number of Shares tendered in the Offer and acquired in the Merger at a price of $1.05 per Share and the expenses of the Offer and the Merger. The purpose of the Acquisition Loan is to provide the funds for Purchaser to acquire Judge Group and pay related expenses.

         Lender may terminate its obligations under the commitment letter if:

         o the terms of the Exchange, Offer or Merger are changed in any material respect;
         o if any material information submitted to Lender proves to have been inaccurate or incomplete in any material respect;
         o  if any material adverse change occurs; or
         o any additional information is disclosed to or discovered by Lender, whether prior to Purchaser's acceptance of the financing commitment or during the period of such acceptance until the execution of definitive documentation, which Lender deems materially adverse in respect of the condition (financial or otherwise), business, operations, assets, nature of assets, liabilities or prospects of Purchaser or to the proposed transactions.

         The Acquisition Loan is conditioned upon

         o  No material adverse change in the condition, financial or otherwise, operations, properties, assets or prospects of the Purchaser;
         o  No material threatened or pending litigation against or regulatory challenge to any of the Exchange, Offer, Merger or Purchaser;
         o  Satisfactory documentation and satisfactory legal review of all documentation; satisfactory legal opinions from the Purchaser's counsel regarding the contemplated transactions and the Loan;
         o Any advance of the Loan to the Purchaser shall be subject to all of the same conditions which exist under the Credit Agreement as described below, including sufficient availability under the borrowing base as if the Loan were an Advance under (and as such term is defined in) the Credit Agreement, and satisfaction of the Stock Repurchase Conditions before and after giving effect to the Loan;
         o  The Exchange shall have been consummated;
         o The Majority of the Minority Condition and the Minimum Tender Condition shall have been satisfied and the Offer completed; and
         o The Merger shall have occurred promptly following and on the same day as the completion of the Offer.

         Following a successful consummation of the Offer and the Merger, Purchaser shall join in the Credit Agreement as a borrower thereunder. The amount borrowed under the Acquisition Loan shall be included and become part of the obligations under the Credit Agreement and shall reduce the amount of funds available under the Credit Agreement. Borrowings under the Acquisition Loan shall be secured by all of the collateral under the Credit Agreement.

         The interest rate applicable to amounts borrowed under the Acquisition Loan will be the same as the interest rate applicable under the Credit Agreement. The Acquisition Loan will mature as set forth in the Credit Agreement.

         Purchaser shall pay all expenses including reasonable legal, accounting, search and filing and any other expenses incurred in structuring, documenting, closing, monitoring or the enforcement of agreements, whether or not the Loan closes. In addition, Purchaser has agreed to indemnify Lender and each director, officer, employee and affiliate thereof from and against any or all losses, claims, damages, expenses and liabilities relating to the Acquisition Loan.

         This summary of the Acquisition Loan does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as an exhibit to Schedule TO and which is incorporated herein by reference, and any further documents or instruments that Purchaser may enter into in connection with the Acquisition Loan.

         The Credit Agreement. The Credit Agreement is a $12.0 million revolving advance facility between Judge Group and Lender. The Credit Agreement was amended during April 2003 to establish the $12.0 million maximum amount available. This facility allows Judge Group to borrow the lesser of 85% of eligible accounts receivable or $12.0 million. As of March 31, 2003, Judge Group had approximately $2.7 million outstanding against the Credit Agreement. The Credit Agreement expires on April 30, 2006.

         The Credit Agreement is secured by substantially all of Judge Group's assets and contains customary restrictive covenants. The covenants include limitations on loans Judge Group may extend to officers and employees, the incurrence of additional debt and a prohibition of the payment of dividends on Judge Group common shares. The Credit Agreement bears interest, at Judge Group's option, at either the Lender's prime rate, which was 4.25% at March 31, 2003, or a margin, ranging from 175 basis points to 225 basis points, over the London Inter-Bank Offering Rate, determined by Judge Group achieving certain liquidity ratios.

         The Credit Agreement allows for a repurchase of Judge Group stock only if the following conditions are satisfied:

         o  availability remains at least $2 million;

         o Judge Group and its subsidiaries on a consolidated basis have a positive net income (excluding extraordinary gain) for the portion of the completed fiscal year ending at the fiscal quarter immediately preceding the proposed repurchase;

         o any subordinated indebtedness to be incurred in connection with the purchase is approved by the Lender;

         o Lender shall have received pro forma financial statements giving effect to the repurchase which are reasonably satisfactory to Lender in form and substance;

         o Judge Group is in compliance with the financial covenants related to leverage ratio and cash flow coverage after giving effect to the purchase; and

         o  No events of default exist.

11. CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) at the expiration of the Offering Period, the Majority of the Minority Condition has not been satisfied; (ii) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied; (iii) unless waived by Purchaser, the Special Committee of independent members of Judge Group's board of directors has withdrawn or amended its recommendation that Judge Group's shareholders accept the Offer and tender their Shares pursuant to the Offer; or
(iv) at or prior to the time of the expiration of the Offer, any of the following events shall occur:

         a. Any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger; or that would reasonably be expected to, directly or indirectly:

               (i) Make illegal or otherwise prohibit consummation of the Offer;

               (ii) Prohibit or materially limit the ownership or operation by
                    Purchaser of all or any material portion of the business or assets of Judge Group;

              (iii) Impose material limitations on the ability of Purchaser to effect the Merger or to effectively acquire, hold or exercise full rights of ownership of shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to Judge Group's shareholders;

               (iv) Required divestiture by Continuing Shareholders or Purchaser of any Shares; or

         b. Any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger; or that would reasonably by expected to result in any of the consequences referred to in paragraph (a) above; or

         c. Any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects of Judge Group or any of its subsidiaries; or

         d. There shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         e. Any tender or exchange offer with respect to some or all of the outstanding Shares of common stock of Judge Group (other than the Offer), or a merger, acquisition or other business combination proposal for Judge Group (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group; or

         f. There shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of Purchaser, would prevent Purchaser from effecting the Merger following the completion of the Offer; or

         g. Any event which in the reasonable judgment of Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

         The foregoing conditions are for the sole benefit of Purchaser and Continuing Shareholders and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser or Continuing Shareholders) giving rise to any such conditions or may be waived by Purchaser in its reasonable discretion, in whole or in part at any time and from time to time prior to the expiration of the Offer. Any reasonable determination by Purchaser with respect to any of the foregoing conditions (including without limitation, the satisfaction of such conditions) shall be final and binding on all parties. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. NOTWITHSTANDING THE FOREGOING, PURCHASER SHALL NOT PURCHASE SHARES IN THE OFFER UNLESS (I) THE MAJORITY OF THE MINORITY CONDITION IS SATISFIED; (II) THE MINIMUM TENDER CONDITION IS SATISFIED AND (III) THE SPECIAL COMMITTEE HAS NOT MODIFIED OR WITHDRAWN ITS RECOMMENDATION TO SHAREHOLDERS TENDER THEIRS SHARES IN THE OFFER. IN NO EVENT SHALL PURCHASER WAIVE THE MAJORITY OF THE MINORITY CONDITION OR THE MINIMUM TENDER CONDITION.

         A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12. DIVIDENDS AND DISTRIBUTIONS

         If, on or after the date hereof, Judge Group should (i) split, combine or otherwise change the Shares of Judge Group common stock or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares of Judge Group common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares of Judge Group common stock issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

         If, on or after the date hereof, Judge Group should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Judge Group's stock transfer records, then, subject to the provisions Section 11, "The Offer--Certain Conditions of the Offer," (i) the Offer Price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. CERTAIN LEGAL MATTERS

         General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Judge Group, Purchaser and Continuing Shareholders are not aware of any licenses or other regulatory permits which appear to be material to the business of Judge Group and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Judge Group's or Purchaser's business or that certain parts of Judge Group's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer--Certain Conditions of the Offer."

         Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

         Under HSR Act reporting regulations, Purchaser is deemed in "control" of Judge Group. In particular, these regulations provide that the term "control" means holding 50 percent or more of the outstanding voting securities of an issuer. Therefore, because Continuing Shareholders and their affiliates hold approximately 62.58% of Judge Group's voting securities, Continuing Shareholders believe no HSR Act filing is required in connection with the Offer and the Merger.

         Pennsylvania Business Corporation Law. In general, the PBCL contains an anti-takeover provisions that prevent an "Interested Shareholder" (defined generally as a person with 20% or more of a corporation's outstanding voting stock) of a Pennsylvania corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for five years following the date such person became an Interested Shareholder unless certain conditions, such as approval from the board of directors of the corporation prior to the Business Combination, are met. The PBCL anti-takeover provisions do not apply to certain business combinations, including those with an interested shareholder who was the direct or indirect beneficial owner of 15% of the voting shares of the corporation on March 23, 1988 and remains so to the date when such shareholder became an interested shareholder. In addition, when determining whether a shareholder is an interested shareholder, shares which have been held continuously by a natural person since January 1, 1983 or those held by a natural person or trust or other entity which acquired such shares from a natural person who held such shares continuously since January 1, 1983, are excluded from the beneficial ownership of the interested shareholder. Continuing Shareholders and Purchaser believe that the PBCL's restrictions do not apply to this Offer or the Merger.

         The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In CRANE CO. v. LAM, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period. In addition,
Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify shareholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Judge Group has approved the transactions contemplated by the Offer and the Merger and recommended acceptance of the Offer and the Merger to the Judge Group's shareholders through the tender of their shares. In addition, Judge Group has filed a notice with the PSC under
Section 8(a) of the PTDL which contains substantial additional information about the Offer, including a copy of Purchaser's Schedule TO as filed with the Commission. This notice is available for inspection during normal business hours at the PSC's offices at 1010 N. Seventh Street, Harrisburg, Pennsylvania 17102-1410.

         Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

         State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In EDGAR v. MITE CORPORATION, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS CORPORATION v. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders. Subsequently, in TLX ACQUISITION CORP. v. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. v. MCREYNOLDS, a federal district court in Pennsylvania ruled that four Pennsylvania takeover statutes were unconstitutional as applied to corporations incorporated outside Pennsylvania. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC v. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

         Judge Group conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Continuing Shareholders nor Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Continuing Shareholders nor Purchaser has recently attempted to comply with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, "The Offer--Certain Conditions of the Offer."

         Shareholder Litigation. On May 7, 2003, a lawsuit purporting to be a class action was filed in the Court of Common Pleas of Philadelphia County, Pennsylvania against Judge Group and certain of Judge Group's directors, alleging breaches by the defendants of certain fiduciary duties in connection with the proposal by the Continuing Shareholders to take Judge Group private. Purchaser and Judge Group each believe that this lawsuit is without merit and Judge Group intends to defend against it vigorously.

         On May 14, 2003, a lawsuit purporting to be a class action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania against Judge Group, the directors of Judge Group, and a former director of Judge Group, alleging breaches by the defendants of certain fiduciary duties in connection with the proposal by the Continuing Shareholders to take Judge Group private. Purchaser and Judge Group each believe that this lawsuit is without merit and Judge Group intends to defend against it vigorously.


14. CERTAIN EFFECTS OF THE OFFER

         Participation In Future Growth. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Judge Group and will not have the right to vote on corporate matters relating to Judge Group. If the Offer and the Merger are completed, Purchaser, who will own 100% of the Shares, will own a 100% interest in the net book value and net earnings of Judge Group and will benefit from any future increase in the value of Judge Group. Similarly, Purchaser will bear the risk of any decrease in the value of Judge Group and you will not face the risk of a decline in the value of Judge Group.

         Stock Quotation. The Shares are quoted on The Nasdaq Small Cap Market. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on The Nasdaq Small Cap Market if, among other things,

         o  The number of shares publicly held is less than 500,000,

         o  There are fewer than 300 holders of round lots,

         o  The market value of publicly held shares is below $1,000,000,

         o  Shareholder's equity is less than $2,500,000, or

         o There are fewer than two registered and active market makers for the Shares.

         Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. Based on information received from Judge Group, as of May 19, 2003, there were 13,462,382 Shares outstanding.

         If the Shares were to cease to be quoted on The Nasdaq Small Cap Market, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act of 1934 and other factors.

         Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

         Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act of 1934. Such registration may be terminated by Judge Group upon application to the SEC if the outstanding shares of Judge Group common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Judge Group common stock. Termination of registration of the shares of Judge Group common stock under the Securities Exchange Act of 1934 would reduce the information required to be furnished by Judge Group to its shareholders and to the SEC and would make certain provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the shares of Judge Group common stock. Furthermore, the ability of "affiliates" of Judge Group and persons holding "restricted securities" of Judge Group to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Securities Exchange Act of 1934 were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause Judge Group to apply for termination of registration of the Shares as soon as possible after completion of the Offer and the Merger, if the requirements for termination of registration are met.

15. FEES AND EXPENSES

         Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

         Purchaser has retained StockTrans, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

         Purchaser has retained StockTrans, Inc. to act as the Depositary in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         In addition, Judge Group will incur its own fees and expenses in connection with the Offer.

         The following is an estimate of the fees and expenses to be incurred by
Purchaser:

                               TYPE OF FEE                               AMOUNT
                               -----------                               ------
Filing Fees.........................................................   $  1,158
Financial Advisors' Fees and Expenses ..............................   $270,000
Depositary and Information Agent Fees ..............................   $ 35,000
Legal, Printing and Miscellaneous Fees and Expenses ................   $263,842
                                                               TOTAL   $570,000

16. MISCELLANEOUS

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         Neither Purchaser nor Continuing Shareholders is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

         Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement includes within it the information required by the SEC's Statement on
Schedule 13e-3 relating to "going private" transactions. Such Tender Offer Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer--Certain Information Concerning Judge Group."

         No person has been authorized to give any information or make any representation on behalf of Purchaser or Continuing Shareholders not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Dated: May 19, 2003

Judge Group Acquisition Corporation

Martin E. Judge, Jr.

Michael A. Dunn

                                   SCHEDULE A

EXCERPTS FROM THE PENNSYLVANIA BUSINESS CORPORATION LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO CHAPTER 15, SUBCHAPTER D

              Pennsylvania dissenters rights provisions of the Pbcl

ss.1571 - APPLICATION AND EFFECT OF SUBCHAPTER

General Rule (a). Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions

1. Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

         (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

         (ii) held beneficially or of record by more than 2,000 persons.

2. Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

         (i) (Repealed.)

         (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

         (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

3. The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of Optional Dissenters Rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of Dissenters Rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

         (i) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(c) Other Statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain Provisions of Articles Ineffective. This subchapter may not be relaxed by any provision of the articles.

(g) Computation of Beneficial Ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross References. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

ss.1572. DEFINITIONS

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

         "Shareholder." A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

ss.1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

(a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. in that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. a beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss.1574. NOTICE OF INTENTION TO DISSENT

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this Subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss.1575. NOTICE TO DEMAND PAYMENT

(a) General Rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. if the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. in either case, the notice shall:

         (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

         (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

         (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

         (4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

ss.1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

(a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss.1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

(a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. the remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation's estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. the corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. if shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. a transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

ss.1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

(a) General Rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss.1579. VALUATION PROCEEDINGS GENERALLY

(a) General Rule. Within 60 days after the latest of:

(1) Effectuation of the proposed corporate action;

(2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. a copy of the application shall be served on each such dissenter. if a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 pa.c.s. ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. the court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. the appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. if a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

ss.1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

(a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                   SCHEDULE B

                  CERTAIN INFORMATION CONCERNING PURCHASER

                  Set forth below is information concerning the Continuing Shareholders, including name, present principal occupation, and address each of each Continuing Shareholder as well as information concerning each of the Continuing Shareholders' security holdings of Judge Group.

                  o Martin E. Judge, Jr., a United States citizen, serves as Chief Executive Officer and Chairman of the Board of The Judge Group, Inc. The Judge Group, Inc. services the information technology (IT) and engineering needs of clients by providing staffing services and IT software training. The business address for Mr. Judge is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Michael A. Dunn, a United States citizen, serves as President and a director of The Judge Group, Inc. The business address for Mr. Dunn is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Tara M. Bozarth, a United States citizen, is the Senior Budget Analyst of The Judge Group, Inc. The business address for Ms. Bozarth is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Kelly L. Judge, a United States citizen, is a minor child of Martin E. Judge, Jr. and a student. Ms. Judge resides at 261 Tarrington Court, Delran, NJ 08075.

                  o Martin E. Judge III, a United States citizen, is a minor child of Martin E. Judge, Jr. and a student. Mr. Judge resides at 261 Tarrington Court, Delran, NJ 08075.

                  o Ann L. Judge, a United States citizen, is a homemaker. Ms. Judge resides at 261 Tarrington Court, Delran, NJ 08075.

                  o John F. Judge, a United States citizen, is a consultant. The address for Mr. Judge is 395 Saber Court, Yorktown, NY 10598.

                  o Dennis F. Judge, Sr., a United States citizen, is a tax accountant with Judge Financial Services. The address for Mr. Judge 146 Lakeview Drive, Suite 100, Gibbsboro, NJ 08026.

                  o Ryan Andrew Bozarth (Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ), a United States citizen, is a minor child and the grandson of Martin E. Judge, Jr. Mr. Bozarth resides at 630 Chapel Road, Cinnaminson, NJ 08077.

                  o Megan Elizabeth Bozarth (Tara M. Bozarth CUST-Unit Tran. Min. Act-NJ), a United States citizen, is a minor child and the granddaughter of Martin E. Judge, Jr. Ms. Bozarth resides at 630 Chapel Road, Cinnaminson, NJ 08077.

                  o Margaret E. Sulpazo, a United States citizen, is an accounting consultant. The address for Ms. Sulpazo is 2 Blanchard Road, Marlton, NJ 08053.

                  o Katharine A. Wiercinski, a United States citizen, is the Vice President for Human Resources of The Judge Group, Inc. The business address for Ms. Wiercinski is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Danielle M. Knecht, a United States citizen, is the Executive Assistant to the CEO of The Judge Group, Inc. The business address for Ms. Knecht is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o William J. Gladstone, a United States citizen, is the President of Judge Incorporated a director of The Judge Group, Inc. The business address for Mr. Gladstone is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Elizabeth A. Judge, a United States citizen, is a secretary at Eastern High School. Ms. Judge's address is 7 Kings Croft Lane, Voorhees, NJ 08043.

                  o Dennis F. Judge, Jr., a United States citizen, is the Vice President for Staffing of The Judge Group, Inc. The business address for Mr. Judge is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Amy Feldman, a United States citizen, is the General Counsel for The Judge Group, Inc. The business address for Ms. Feldman is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Patrick Mulligan, a United States citizen, is a Captain with American Airlines. The address for Mr. Mulligan is 5267 S.W. Anhinga Avenue, Palm City, FL 34990.

                  o Susan L. Luckow, a United States citizen, is President of Judge Technical Services. The business address for Ms. Luckow is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  o Arthur J. Kania, a United States citizen, is a principal of Trikan Associates and a partner at the law firm of Kania, Linder, Lasak and Feeney. The address for Mr. Kania is 1030 Mt. Pleasant Road, Bryn Mawr, PA 19010.

                  o James D. Kania TTEE U/A/D 12/31/89 by Arthur J. Kania FBO Alyssa M. Roland is a trust. The address for the trust is 28 Harrison Drive, Newtown Square, PA 19073.

                  o Karen K. Roland TTEE U/A DTD 12/31/89 by Arthur J. Kania FBO James D. Kania, Jr. is a trust. The address for the trust is 28 Harrison Drive, Newtown Square, PA 19073.

                  o Linda Kania TTEE U/A DTD 12/15/95 by Arthur J. Kania FBO Jenna Nicole Roland is a trust. The address for the trust is 28 Harrison Drive, Newtown Square, PA 19073.

                  o Sandra Kania McCabe TTEE U/A Dated 2/15/96 by Arthur J. Kania FBO Katherine E. Kania is a trust. The address for the trust is 28 Harrison Drive, Newtown Square, PA 19073.

                  o Karen K. Roland TTEE U/A DTD 6/1/91 by Arthur J. Kania FBO Arthur J. Kania III is a trust. The address for the trust is 28 Harrison Drive, Newtown Square, PA 19073.

                  o Kenneth F. Krieger, a United States citizen, is the Chief Information Officer of The Judge Group, Inc. The business address for Mr. Krieger is c/o The Judge Group, Inc., Two Bala Plaza, Suite 800, Bala Cynwyd, PA 19004.

                  The following table sets forth the beneficial ownership of shares of common stock of The Judge Group, Inc. for each of the Continuing Shareholders.

----------------------------------------------------------------------------------------------------------------------
                                          Amount      Percentage      Sole        Shared        Sole        Shared
                                       Beneficially       of         Voting       Voting     Dispositive  Dispositive
      Name of Reporting Person            Owned         Class         Power        Power        Power        Power
----------------------------------------------------------------------------------------------------------------------
Martin E. Judge, Jr. (1)                5,968,945        43.93%     5,909,307       59,638     5,909,307       59,638
----------------------------------------------------------------------------------------------------------------------
Michael A. Dunn (2)                     1,869,066        13.86%     1,492,818            0     1,869,066            0
----------------------------------------------------------------------------------------------------------------------
Tara M. Bozarth (3)                        83,417             *        46,769       36,648        46,769       36,648
----------------------------------------------------------------------------------------------------------------------
Kelly L. Judge (4)                         29,819             *             0       29,819             0       29,819
----------------------------------------------------------------------------------------------------------------------
Martin E. Judge III (4)                    29,819             *             0       29,819             0       29,819
----------------------------------------------------------------------------------------------------------------------
Ann L. Judge                               59,838             *        59,838            0        59,838            0
----------------------------------------------------------------------------------------------------------------------
John F. Judge (5)                          23,890             *        23,890            0        23,890            0
----------------------------------------------------------------------------------------------------------------------
Dennis F. Judge, Sr. (6)                   71,190             *        10,000       61,190        10,000       61,190
----------------------------------------------------------------------------------------------------------------------
Ryan Andrew Bozarth (Tara M. Bozarth
CUST-Unit Tran. Min. Act-NJ) (7)           26,648             *             0       26,648             0       26,648
----------------------------------------------------------------------------------------------------------------------
Megan Elizabeth Bozarth (Tara M.
Bozarth CUST-Unit Tran. Min. Act-NJ)
(7)                                        10,000             *             0       10,000             0       10,000
----------------------------------------------------------------------------------------------------------------------
Margaret E. Sulpazo (8)                   118,700             *       117,600        1,100       117,600        1,100
----------------------------------------------------------------------------------------------------------------------
Katharine A. Wiercinski (9)               112,044             *       112,044            0       112,044            0
----------------------------------------------------------------------------------------------------------------------
Danielle M. Knecht (10)                    40,150             *        40,150            0        40,150            0
----------------------------------------------------------------------------------------------------------------------
William J. Gladstone (11)                  92,000             *        92,000            0        92,000            0
----------------------------------------------------------------------------------------------------------------------
Elizabeth A. Judge                         58,690             *        11,500       47,190        11,500       47,190
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
                                          Amount      Percentage      Sole        Shared        Sole        Shared
                                       Beneficially       of         Voting       Voting     Dispositive  Dispositive
      Name of Reporting Person            Owned         Class         Power        Power        Power        Power
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Dennis F. Judge, Jr. (12)                 136,702         1.01%       136,702            0       136,702            0
----------------------------------------------------------------------------------------------------------------------
Amy Feldman (13)                           65,600             *        65,000          600        65,000          600
----------------------------------------------------------------------------------------------------------------------
Patrick Mulligan (14)                      37,625             *             0       37,625                     37,625
----------------------------------------------------------------------------------------------------------------------
Susan L. Luckow (15)                      107,500             *       105,000        2,500       107,500        2,500
----------------------------------------------------------------------------------------------------------------------
Arthur J. Kania                           180,900         1.34%       180,900            0       180,900            0
----------------------------------------------------------------------------------------------------------------------
James D. Kania TTEE U/A/D 12/31/89
by Arthur J. Kania FBO Alyssa M.           26,300                      26,300                     26,000
Roland                                                        *                          0                          0
----------------------------------------------------------------------------------------------------------------------
Karen K. Roland TTEE U/A DTD
12/31/89 by Arthur J. Kania FBO
James D. Kania, Jr.                        26,300             *        26,300            0        26,300            0
----------------------------------------------------------------------------------------------------------------------
Linda Kania TTEE U/A DTD 12/15/95 by
Arthur J. Kania FBO Jenna Nicole           25,336                      25,336                     25,336
Roland                                                        *                          0                          0
----------------------------------------------------------------------------------------------------------------------
Sandra Kania McCabe TTEE U/A Dated
2/15/96 by Arthur J. Kania FBO
Katherine E. Kania                         25,336             *        25,336            0        25,336            0
----------------------------------------------------------------------------------------------------------------------
Karen K. Roland TTEE U/A DTD 6/1/91
by Arthur J. Kania FBO Arthur J.           26,300                      26,300                     26,300
Kania III                                                     *                          0                          0
----------------------------------------------------------------------------------------------------------------------
Kenneth F. Krieger (16)                    37,880             *        37,880            0        37,880            0
----------------------------------------------------------------------------------------------------------------------

(1) Includes: (a) 125,000 shares of common stock issuable upon exercise of the vested portion of outstanding options; (b) 29,819 shares with shared voting and dispositive power with each Kelly L. Judge and Martin
         E. Judge III;. and (c) 710,840 shares held by Takema Ltd., L.P. a Delaware limited partnership of which Martin E. Judge, Jr. is general partner and which has sole dispositive and voting power.

(2) Includes: (a) 376,248 shares held by the Michael Dunn Descendants' Trust of which Michael A. Dunn has sole dispositive power; and (b) 20,000 shares of common stock issuable upon exercise of the vested portion of outstanding options.

(3) Includes: (a) 15,000 shares of common stock issuable upon exercise of the vested portion of outstanding options; (b) 26,648 shares with shared voting and dispositive power as custodian of trust of which Ryan Andrew Bozarth is the beneficiary; and (c) 10,000 shares with shared voting and dispositive power as custodian of trust of which Megan Elizabeth Bozarth is the beneficiary

(4)      Shared voting and dispositive power with Martin E. Judge, Jr.

(5) Includes: 20,000 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

(6) Includes: (a) 47,190 shares with shared voting and dispositive power with Elizabeth A. Judge, his spouse; and (b) 14,000 shares with shared voting and dispositive power with Margaret Judge, his mother.

(7)      Shared voting and dispositive power with Tara M. Bozarth.

(8) Includes: (a) 1,100 shares with shared voting and dispositive power with her spouse and (b) 65,000 shares of common stock issuable upon the exercise of the vested portion of the outstanding options.

(9) Includes: 59,444 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

(10) Includes: 37,250 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

(11) Includes: 80,000 shares of common stock issuable upon exercise of the vested portion of outstanding options.

(12) Includes: 95,000 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

(13) Includes (a) 600 shares with shared voting and dispositive power with her spouse; and (b) 65,000 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

(14) Includes: 37,625 shares with shared voting and dispositive powers with his spouse.

(15) Includes: (a) 105,000 shares of common stock issuable upon exercise of the vested portion of the outstanding options; and (b) 600 shares with shared voting and dispositive power with her mother.

(16) Includes: 35,000 shares of common stock issuable upon exercise of the vested portion of the outstanding options.

                  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of Judge Group or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

THE DEPOSITARY FOR THE OFFER IS:

StockTrans, Inc.

BY MAIL: BY OVERNIGHT DELIVERY: BY HAND:

StockTrans, Inc.
Attn: Judge Tender Offer
44 West Lancaster Avenue
Ardmore, PA 19003
(610) 649-7300
(800) 733-1121

FOR NOTICE OF GUARANTEED DELIVERY
BY FACSIMILE TRANSMISSION:


TO CONFIRM FACSIMILE TRANSMISSION ONLY:
(610) 649-7300

FOR TELEPHONE ASSISTANCE:
(610) 649-7300
(800) 733-1121

                  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                  StockTrans, Inc.
                  Attn: Judge Tender Offer
                  44 West Lancaster Avenue
                  Ardmore, PA 19003
                  (610) 649-7300
                  (800) 733-1121


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